Exhibit 31

SHARE PURCHASE AGREEMENT

by and between

Fintech Holdings, Inc.
Bagual S.à r.l.
Grenadier S.à r.l.
Pequod S.à r.l.
Harpoon S.à r.l.
Expanse S.à r.l.

as the Sellers,

CONCESSOC 31 SAS,

as the Purchaser,

Servicios de Tecnología Aeroportuaria, S.A. de C.V.
Aerodrome Infrastructure S.à r.l.

as the Acquired Companies,

and

Fintech Investments Ltd.
as the Seller Guarantor (solely for the purposes of Section 10.01 of this Agreement)

and

VINCI Airports SAS
as the Purchaser Guarantor (solely for the purposes of Section 10.02 of this Agreement)

entered into as of July 31, 2022

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibit A	Form of Transfer Agreement
Exhibit B	Form of D&O Resignation and Release Letters
Exhibit C	Form of Resigning D&O Release
Exhibit D	Corporate Reorganization

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) dated as of July 31, 2022, is entered into by and among (i) Fintech Holdings, Inc., a Delaware corporation (“Fintech”), (ii) Bagual S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 10, rue Mathias Hardt, L-1717 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B219977 (“Bagual”), Grenadier S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 51, boulevard Grande Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B219909 (“Grenadier”), Pequod S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B219910 (“Pequod”), Harpoon S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 11-13, Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B228590 (“Harpoon”), and Expanse S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 12, rue Jean Engling, L-1466 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B240858 (“Expanse”, and together with Bagual, Grenadier, Pequod and Harpoon, the “LuxCo Sellers”), (iii) CONCESSOC 31 SAS, a simplified joint-stock company incorporated under the laws of France (the “Purchaser”), (iv) Servicios de Tecnología Aeroportuaria, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (“SETA”) and Aerodrome Infrastructure S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B251461 (“Aerodrome”, and together with SETA, the “Acquired Companies”), (v) solely for the purposes of Section 10.01 of this Agreement, Fintech Investments Ltd. (the “Seller Guarantor”), and (vi) solely for the purposes of Section 10.02 of this Agreement, VINCI Airports SAS (the “Purchaser Guarantor”). Fintech and the LuxCo Sellers are collectively referred to herein as the “Sellers”. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1.

WHEREAS, the LuxCo Sellers are the registered and beneficial owners of all of the issued and outstanding shares of SETA (the “SETA Shares”).

WHEREAS, Fintech is the registered and beneficial owner of all of the issued and outstanding shares of Aerodrome (the “Aerodrome Shares” and, together with the SETA Shares, the “Shares”).

WHEREAS (i) SETA is the registered and beneficial owner of (a) 7,516,377 series B shares (the “SETA Series B Shares”) of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a publicly traded corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“OMA”), and (b) 49,766,000 series BB shares of OMA (the “SETA Series BB Shares”), and (ii) Aerodrome is the registered and beneficial owner of 60,155,201 series B shares of OMA and, following the Aerodrome Divestment, will be the registered and beneficial owner of 58,529,833 series B shares of OMA (the “Aerodrome Series B Shares” and, together with the SETA Series B Shares and the SETA Series BB Shares, the “OMA Shares”).

WHEREAS, the Sellers wish to sell the Shares to the Purchaser and the Purchaser wishes to acquire the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Sales”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.01           Definitions. When used in this Agreement the following capitalized terms have the meaning ascribed to them below:

“Acquired Companies” shall have the meaning set forth in the preamble to this Agreement.

“Aerodrome” shall have the meaning set forth in the preamble to this Agreement.

“Aerodrome Divestment” shall have the meaning set forth in Section 5.17.

“Aerodrome Shares” shall have the meaning set forth in the recitals to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, for purposes this Agreement, no Person other than the Acquired Companies shall be considered an Affiliate of the Sellers. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Threshold” shall have the meaning set forth in Section 8.02(b).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Anti-Corruption Laws” shall mean any applicable Law relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

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“Antitrust Approval” shall mean any approval, authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof) under the Antitrust Laws.

“Antitrust Filings” shall mean any filings required to be made by the Parties under Antitrust Laws.

“Antitrust Laws” shall mean the Federal Antitrust Law (Ley Federal de Competencia Económica) and all other antitrust, competition or trade regulation Laws of any Governmental Entity or Laws issued by any Governmental Entity that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Blocked Person” shall have the meaning set forth in Section 3.11(c).

“BMV” shall mean the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).

“Business Day(s)” shall mean any day other than Saturday or Sunday, or any day in which banking institutions in the City of New York, Mexico or the Grand Duchy of Luxembourg are authorized or required by Law, regulation or executive order, to remain closed.

“Cap” shall have the meaning set forth in Section 8.02(c).

“Claim” shall have the meaning set forth in Section 8.03(a).

“Claim Notice” shall have the meaning set forth in Section 8.03(a).

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“CNBV” shall mean the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Confidentiality Agreements” shall mean (i) the Confidentiality Agreement, dated as of February 28, 2022, between VINCI Airports SAS and Fintech Advisory Inc., and (ii) the Confidentiality Agreement, dated as of March 14, 2022, between VINCI Airports SAS and OMA, as the context so requires.

“Corporate Reorganization” shall mean the internal corporate reorganization described in Exhibit D.

“Data Room” shall mean the electronic data site established for PROJECT HORUS by INTRALINKS on behalf of the Sellers and to which the Purchaser and its Representatives have been given access in connection with the Transactions.

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“Debt” shall mean, with respect to any Person at any date, without duplication, debt for borrowed money which is or is required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.

“Designated Closing Bank Account” shall have the meaning set forth in Section 2.02(b)(ii)(A).

“Direct Claim” shall have the meaning set forth in Section 8.03(a).

“Divested Shares” shall have the meaning set forth in Section 5.17.

“D&O Indemnified Person” shall have the meaning set forth in Section 5.09(a).

“D&O Resignation and Release Letters” shall have the meaning set forth in Section 2.02(b)(i)(N).

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, phantom stock plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Law, in each case, providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral).

“Employees” shall have the meaning set forth in Section 3.12(a).

“Encumbrances” shall mean a pledge, mortgage or other security interest of any kind, or a right of first refusal, a right of pre-emption or any other right to acquire, or any other third party right, or the commitment to create any of the foregoing; and to Encumber shall be construed accordingly.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Existing Debt” shall have the meaning set forth in Section 3.08(a).

“Existing Debt Contracts” shall have the meaning set forth in Section 5.01(c)(ii).

“Financial Statements” means (i) the unaudited balance sheets as of December 31, 2021 and June 30, 2022, and the unaudited income statement for the periods from January 14, 2021 to December 31, 2021 and from January 1, 2022 to June 30, 2022, in each case of Aerodrome, (ii) the audited financial statements of SETA, consisting of balance sheets and related statements of income, cash flows and shareholders’ equity as of December 31, 2020 and 2021 and for the fiscal years ended December 31, 2019, 2020 and 2021 (including any related notes thereto and the related reports of the independent public accountants), and (iii) the unaudited balance sheets as of June 30, 2022 and the unaudited income statement for the period from January 1, 2022 to June 30, 2022, in each case of SETA.

“Fintech” shall have the meaning set forth in the preamble to this Agreement.

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“Fraud” shall mean with respect to a Party, actual, intentional fraud with respect to the making of the representations and warranties of such Party in Article 3 or Article 4, as applicable; provided  that such fraud of a Party shall only be deemed to exist if such Party making such representations and warranties had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article 3 or Article 4, as applicable, as qualified (if applicable) by the Seller Disclosure Schedules, and such misrepresentation was made with the intention of deceiving a Party, which Party actually relies on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealing fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” shall mean (i) with respect to the Sellers, the representations and warranties contained in Section 3.01 (Duly Issued; No Preemptive Rights), Section 3.02 (Organization; Authority and Qualification), Section 3.03 (Binding Agreement), Section 3.04(a) (No Conflict or Default), Section 3.05 (Capitalization; Ownership of the Acquired Companies), Section 3.07 (Material Contracts), Section 3.08 (Liabilities) solely with respect to Aerodrome,Section 3.11(c) (Compliance with Laws – Patriot Act Compliance), and Section 3.14 (Brokers), and (ii) with respect to the Purchaser, the representations and warranties contained in Section 4.01 (Organization; Authority and Qualification), Section 4.02 (Binding Agreement), Section 4.03 (No Conflict or Default) and Section 4.07 (Patriot Act Compliance).

“GAAP” means (i) with respect to Aerodrome, the generally accepted accounting principles applicable in Luxembourg, and (ii) with respect to SETA, Mexican financial reporting standards (Normas de Información Financiera Aplicables en México) as issued by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera).

“Governmental Entity” means any foreign, federal, state, provincial, local or other court or governmental authority.

“Governmental Order” means any judgement, order or decree of any Governmental Entity.

“ICC” shall have the meaning set forth in Section 9.08.

“Indemnified Party” shall have the meaning set forth in Section 8.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.03(a).

“Knowledge” shall mean, as to a particular matter, the actual knowledge of the individuals listed on Section 1.01 of the Seller Disclosure Schedules.

“Law” shall mean any law, statute, code, rule or regulation enacted, including any treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies including by any Governmental Entity, as well as any Mexican official norms (Normas Oficiales Mexicanas).

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“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Entity.

“Losses” shall mean any and all actual, out-of-pocket losses, liabilities, deficiencies, damages, fines, penalties, costs, or expenses (including, without duplication, out-of-pocket legal expenses and costs, including costs of investigation).

“LuxCo Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means, (a) with respect to the Sellers, any material adverse effect on the ability of the Sellers to perform their respective obligations under, and consummate the transactions contemplated by, this Agreement, and (b) with respect to the Purchaser, any material adverse effect on the ability of the Purchaser to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.07(a).

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“OFAC” shall have the meaning set forth in Section 3.11(c).

“OFAC Listed Person” shall have the meaning set forth in Section 3.11(c).

“OMA” shall have the meaning set forth in the recitals to this Agreement.

“OMA Shares” shall have the meaning set forth in the recitals to this Agreement.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, estatutos sociales, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Party” shall mean the Purchaser, the Sellers or the Acquired Companies, in each case as the context requires.

“Permitted Employee Transfer” shall mean the transfer of SETA’s employees specified in Section 3.12(b) of the Seller Disclosure Schedule on or prior to the Closing Date.

“Person” shall mean any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Straddle Period” shall mean the portion of the Straddle Period beginning after the Closing Date.

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“Post-Closing Tax Period” shall mean all taxable periods (or any portion thereof) beginning after the Closing Date.

“Pre-Closing Period” shall have the meaning set forth in Section 5.01(a).

“Pre-Closing Straddle Period” shall mean the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or any portion thereof constituting a Pre-Closing Straddle Period) ending on or before the Closing Date.

“Proposed Resolution” shall have the meaning set forth in Section 8.03(d)(ii).

“Proposed Settlement” shall have the meaning set forth in Section 8.03(d)(i).

“Purchase Price” shall have the meaning set forth in Section 2.01(b).

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Guarantee” shall have the meaning set forth in Section 10.02(a).

“Purchaser Guaranteed Obligations” shall have the meaning set forth in Section 10.02(a).

“Purchaser Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.02(a).

“RCS” shall mean the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register).

“Released Purchaser Person” shall have the meaning set forth in Section 5.06.

“Released Sellers Person” shall have the meaning set forth in Section 5.06.

“Releasing Purchaser Person” shall have the meaning set forth in Section 5.06.

“Releasing Sellers Person” shall have the meaning set forth in Section 5.06.

“Representatives” shall mean the directors, managers, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resigning D&O” shall have the meaning set forth in Section 2.02(b)(i)(N).

“Resigning D&O Release” shall have the meaning set forth in Section 2.02(b)(i)(O).

“Restricted Period” shall have the meaning set forth in Section 5.08(a).

“Sales” shall have the meaning set forth in the recitals to this Agreement.

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“Sanctioned Country” shall mean any country or region that is the subject or target of a comprehensive embargo under Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions: (i) any Person listed on any Sanctions list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, by a Person or Persons described in clause (i); or (iii) any Person organized, located, or resident in a Sanctioned Country.

“Sanctions” shall mean all economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom.

“SEC” shall mean the U.S. Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedules” shall mean the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Seller Guarantee” shall have the meaning set forth in Section 10.01(a).

“Seller Guaranteed Obligations” shall have the meaning set forth in Section 10.01(a).

“Seller Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Sellers Indemnified Parties” shall have the meaning set forth in Section 8.02(e).

“SETA” shall have the meaning set forth in the preamble to this Agreement.

“SETA Shares” shall have the meaning set forth in the recitals to this Agreement.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“SICT” shall mean the Mexican Ministry of Infrastructure, Communication and Transportation, or Secretaría de Infraestructura, Comunicaciones y Transportes.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Return” shall have the meaning set forth in Section 5.12(b).

“Subsidiaries” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries, (i) owns at least fifty percent (50%) of the outstanding equity entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (ii) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or other similar capacity.

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“Tax” shall mean (i) all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, whether imposed directly or through withholding by any Taxing Authority, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise, including alternative, employment, license, windfall, property, social security, workers’ compensation, unemployment, disability, severance, net worth, excise, customs, ad valorem, value added, unclaimed property and escheat obligations, alternative or add-on minimum withholding taxes, and shall further include payments in respect of or on account of Tax, whenever and wherever imposed and irrespective of whether chargeable directly or primarily against or attributable directly or primarily, or as a secondary liability, to a company or any other person and all penalties, charges, estimates, costs and interest relating thereto, and (ii) any successor or transferee liability or any liability that arises by reason of being a member of a consolidated, combined, unitary or affiliated group, or of a contractual obligation to indemnity any person or other entity, in each case, in respect of any items described in clause (i) above.

“Tax Proceeding” shall mean any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Governmental Entity with respect to any Tax matter that affects the Acquired Companies.

“Tax Representative” shall mean a Mexican tax resident or a resident abroad having a permanent establishment in Mexico, duly appointed by each Seller in connection with the Sales, who will (i) keep at the disposal of the Taxing Authority, on behalf of the relevant Seller, the supporting documentation related to the full payment of any Tax arising from the Sales, (ii) assume joint and several liability with respect to the payment of said Taxes, (iii) have sufficient assets to ensure the completion of its duties as required and make any payment related thereto, and (iv) complete and delivery, on behalf of the Sellers, all the filings required by, and make in compliance with, Law.

“Tax Return” or “Tax Returns” shall mean all returns, declarations, disclosures, reports, estimates, information returns and statements, including any amendments of, or related or supporting information with respect to, any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, payment, reporting, collection or administration of any Taxes.

“Taxing Authority” shall mean any Governmental Entity (whether in Mexico, the Grand Duchy of Luxembourg or such other jurisdiction to which any of the Acquired Companies is subject) exercising Tax regulatory authority or otherwise having the authority to impose or assess Taxes.

“Termination Date” shall have the meaning set forth in Section 7.01(b).

“Third Party Claim” shall have the meaning set forth in Section 8.03(a).

“Third Party Offer” shall have the meaning set forth in Section 5.03.

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“Transaction Documents” shall mean this Agreement, the Transfer Agreement, the D&O Resignation and Release Letters, the Seller Disclosure Schedules, and all additional Exhibits and certificates delivered in connection herewith.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents, which, for the avoidance of doubt, includes the consummation of the Sales.

“Transfer Taxes” shall have the meaning set forth in Section 5.12(f).

“TATTA” shall mean the Technical Assistance and Transfer of Technology Agreement (Contrato de Asistencia Técnica y Transferencia de Tecnología), dated June 14, 2000, by and among, inter alia, OMA and SETA (as amended from time to time), as well as other material agreements to which the Acquired Companies are party.

“US$” or “USD” or “US Dollar” shall mean the currency of the United States of America.

Section 1.02           Interpretation. In construing this Agreement, unless otherwise specified:

(a)           References to Schedules, Exhibits, Sections and paragraphs are to the Schedules and Exhibits to and Sections of this Agreement and to paragraphs of the relevant Schedule or Exhibit. The Schedules and Exhibits form part of this Agreement;

(b)           A reference to any statute or statutory provision shall be construed as a reference to the same as has been or may from time to time be, amended, modified or re-enacted and to any subordinate legislation from time to time made under the relevant statute or statutory provision (as amended, modified or re-enacted);

(c)           A reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the State of New York be treated as a reference to any analogous term in that jurisdiction;

(d)           References to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

(e)           References to “writing” or “written” includes any non-transient means of representing or copy words legibly, including electronic mail;

(f)           In this Agreement, any undertaking by a Party not to do or to omit to do any act or thing includes an undertaking not to allow, cause or assist in the doing of or omission of such act or thing;

(g)           The words “hereof”, “herein”, “hereto”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified;

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(h)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(i)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns;

(j)           References to the “ordinary course of business” with respect to any Person shall mean the ordinary course of business of such Person consistent with past practice;

(k)           References to any document or information having been “made available” by the Sellers to the Purchaser shall include the Sellers or their Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise) at least one (1) Business Day prior to the execution hereof; and

(l)           The Seller Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules relate; provided, however, that the disclosure of any information in any section of the Seller Disclosure Schedules shall also constitute disclosure for purposes of all other Sections of this Agreement to the extent it is readily apparent on the face of such disclosure that the disclosure applies to such other section hereof.

Article 2
PURCHASE AND SALE; CLOSING

Section 2.01           Purchase and Sale of the Shares.

(a)           On the terms and subject to the conditions set forth in this Agreement, at Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from the Sellers, all (but not less than all) of Sellers’ right, title and interest (whether legal or beneficial) in, to and under the Shares, including without limitation all rights attaching to such Shares, in each case free and clear of any Encumbrances.

(b)           In consideration for the Shares, the Purchaser shall pay an aggregate purchase price (the “Purchase Price”) equal to US$1,170,000,000, payable in US Dollars and by wire transfer of immediately available funds to the Designated Closing Bank Accounts. The Purchase Price shall be allocated as described in Section 2.01(b) of the Seller Disclosure Schedules.

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Section 2.02           Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the purchase of the Shares by the Purchaser (the “Closing”) shall take place as soon as practicable and in any event unless otherwise agreed between the Parties within three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Section 6.01 (other than the conditions to be satisfied at the Closing, but subject to their satisfaction) of this Agreement; provided, that there shall be no obligation to proceed to Closing except as specified in Section 6.01, or at such other time and in such place as is agreed by the Parties; provided, further, that, subject to the provisions of Section 2.02(b), the Closing shall not occur prior to December 3, 2022 (the date on which the Closing occurs, the “Closing Date”).

(b)           At the Closing, the Parties shall take the following actions, each of which shall be deemed to be taken simultaneously and none of such actions taken by one Party shall be required to be taken unless all of such actions by the other Parties shall also have been taken:

(i)           The Sellers shall deliver or cause to be delivered to the Purchaser:

(A)           evidence, in form and substance reasonably satisfactory to the Purchaser, (1) of the organization of the Sellers, (2) of the corporate authorization in the form of a copy of resolutions of the board of directors/managers or shareholders of the Sellers to enter into and perform the Transactions and any other document entered into in connection with the Transactions, to which the Sellers are a party and (3) certifying that the officers or managers that executed this Agreement, any Transaction Document and any other document entered into in connection with the Transactions on its behalf are duly authorized to do so;

(B)           evidence of the completion of the Aerodrome Divestment;

(C)           evidence that all Existing Debt has been irrevocably repaid, discharged, and terminated, all Existing Debt Contracts have been irrevocably terminated, and all other actions required under Section 5.01(c)(ii) have been taken (including delivery of any applicable payoff letters), without any ongoing liability to the Acquired Companies;

(D)           a counterpart of the separate Luxembourg-law governed share transfer agreement in the form attached as Exhibit A (the “Transfer Agreement”) pursuant to which Fintech shall transfer the Aerodrome Shares to the Purchaser together with all rights and obligations attaching to them as at the Closing Date, duly executed by Fintech and Aerodrome;

(E)           a counterpart of each other Transaction Document to which a Seller or any of its Affiliates is a party, duly executed on behalf of such party or such Affiliates;

(F)           with respect to the appointment of each of the LuxCo Seller’s Tax Representative in Mexico, a copy of (i) the agreements with respect to the assumption of joint and several liability with respect to the payment of any Tax by the LuxCo Sellers arising from the Sales and (ii) the power of attorney granted by each LuxCo Seller to its Tax Representative in Mexico, in each case as required by Articles 161 and 174 of the Mexican Income Tax Law, Article 19 of the Federal Fiscal Code and Rules 2.1.15, 3.18.27 of the Miscellaneous Tax Resolution for 2022 (Resolución Miscelánea Fiscal para 2022);

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(G)           the Tax certificate of residency of each LuxCo Seller issued by the corresponding tax authority;

(H)           the Tax notices and schedules duly filed, prepared in accordance with article 283 of the Regulations to the Mexican Income Tax Law, as well as following the guidelines set forth in 49/ISR Annex 1-A of the Miscellaneous Tax Resolution for 2022 (Resolución Miscelánea Fiscal para 2022), or any other that may be required or may replace it, with respect to the appointment of the Tax Representative of each LuxCo Seller;

(I)           an accurate, executed, and complete IRS Form W-8 (or successor form) with respect to Fintech;

(J)           for each Acquired Company, original (I) share register (including the stock ledger and the capital variations book) showing the Purchaser as new owner of such Shares, being agreed that the Purchaser and such Seller authorize each of the officers or managers of such Acquired Company, each acting individually, to proceed on behalf of such Acquired Company to the registration of the transfer of such Shares in the relevant register of such Acquired Company and to complete any formalities in connection with this Agreement, and (II) stock certificates (if applicable) duly endorsed in favor of the Purchaser and evidencing the transfer of such Shares;

(K)           an executed copy of the deed of termination or the notice of termination of the current domiciliation agreement for Aerodrome, as applicable;

(L)           an executed copy of the termination agreement of the services agreement entered into between Aerodrome and Lyndhurst Corporate Services S.à r.l. on January 20, 2022 to provide Paul de Quant as class D manager of Aerodrome;

(M)           all books and records pertaining to the Acquired Companies, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as the Purchaser may reasonably request at least five (5) Business Days prior to the Closing, including minute books and stockholder records (if any);

(N)           written resignation and release and discharge letters, effective as of the Closing Date, of each of the officers and directors or managers of the Acquired Companies and OMA, in each case listed on Section 2.02(b)(i)(N) of the Seller Disclosure Schedules (the “Resigning D&O”), (a) effectuating his or her resignation from such position as a member of the board of directors/managers (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement), where applicable, and (b) releasing and discharging claims for loss of office (whether contractual, statutory, or otherwise) or any other claim, substantially in the form attached as Exhibit B (collectively, “D&O Resignation and Release Letters”);

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(O)           signed minutes of a shareholders’ meeting of OMA to occur on or prior to the Closing Date; it being understood that (I) the call for such Shareholders’ Meeting must be published sixty (60) days after the date of the Antitrust Filings or such other date agreed to by the Parties in accordance with applicable Law, (II) such resolutions will become effective upon Closing and shall (a) approve the resignation of each Resigning D&O releasing and discharging them in accordance with the release language included in Exhibit C (the “Resigning D&O Release”), and (b) appoint new officers and members of the board of directors of OMA (in substitution of the Resigning D&Os) nominated or proposed no later than fifty-five (55) days following the Antitrust Filings; and

(P)           written shareholders’ resolutions of the Acquired Companies date on or prior to the Closing Date (i) accepting (a) the Purchaser as new shareholder of the Acquired Companies, and (b) (X) with respect to SETA only, the resignation of each Resigning D&O releasing and discharging them in accordance with the Resigning D&O Release and (Y) with respect to Aerodrome, the resignation of, and giving an interim discharge, to the extent legally permissible, to the Resigning D&O of Aerodrome (except in case of fraud, gross negligence or willful misconduct) (subject to Purchaser’s obligations pursuant to Section 5.07(c) with respect to Resigning D&O of Aerodrome), (ii) appointing new officers/managers effective as of the Closing Date, (iii) with respect to Aerodrome, transferring with effect as of the Closing Date the registered office of Aerodrome to the address indicated by Purchaser, and (iv) granting power to any present and future manager of the Acquired Companies to promptly perform any filing or publication formalities in relation to, inter alia, the change in the shareholding of Aerodrome, the transfer of the registered office of Aerodrome, the resignation of the Resigning D&O, and with respect to Aerodrome, and the appointment of the new managers with the RCS, as required under Luxembourg law.

(ii)           The Purchaser shall:

(A)           pay to the Sellers an aggregate amount equal to the Purchase Price in US Dollars and by wire transfer of immediately available funds to such account(s) and in such allocated amounts as Sellers shall designate in writing to the Purchaser not less than two (2) Business Days prior to the Closing Date (each, a “Designated Closing Bank Account”);

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(B)           deliver to the Sellers evidence, in form and substance reasonably satisfactory to the Sellers, (I) of the organization of the Purchaser and each Affiliate that is a party to any Transaction Document and any other document entered into in connection with the Transactions, (II) of the corporate authorization in the form of resolutions of the board of directors, the shareholders’ meeting or the equivalent corporate body of any such Person to enter into and perform the Transactions and any such Transaction Document and any other document entered into in connection with the Transactions, and (III) certifying that the officers or managers that executed this Agreement, any Transaction Document and any other document entered into in connection with the Transactions on its behalf are duly authorized to do so;

(C)           deliver a counterpart of the Transfer Agreement, duly executed by the Purchaser; and

(D)           deliver a counterpart of each other Transaction Document to which the Purchaser or any of its Affiliates is a party, duly executed on behalf of the Purchaser or such Affiliates.

(c)           Tax Withholdings. The Purchaser and any of its Affiliates shall be entitled to deduct and withhold from any amounts payable to the Sellers in connection with the Transactions any amounts required to be deducted and withheld under applicable Law; provided, however, that the Purchaser shall inform the Sellers with at least two (2) Business Days prior to the Closing Date if they intend to deduct or withhold any amount of the Purchase Price, and the Parties agree to cooperate in good faith to avoid, or minimize the amount of, any such deduction or withholding to the extent permitted under applicable Law. The Purchaser agrees to remit any deducted or withheld amounts to the applicable Taxing Authority within the periods provided by applicable Law and promptly provide the Sellers with evidence of such payment. Any such amounts deducted or withheld and remitted to the applicable Taxing Authority shall be treated as having been paid to the Sellers as part of the Purchase Price.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedules, each Seller represents and warrants, on a joint and several basis, to the Purchaser that all statements made in this Article 3 are true and correct as of the date hereof and, except as expressly set forth herein, as of the Closing:

Section 3.01           Duly Issued; No Preemptive Rights.

(a)           All of the Shares have been duly authorized, validly issued, fully paid and non-assessable. To Seller’s Knowledge, all of the OMA Shares have been duly authorized, validly issued, fully paid and non-assessable.

(b)           No subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or acquire any securities of the Acquired Companies is authorized or outstanding. No Acquired Company has any obligation to issue any subscription, warrant, option, convertible security, or other such right or to issue or distribute to holders of any securities any evidence of indebtedness or assets of any Acquired Company. No Acquired Company has any obligation to purchase, redeem, or otherwise acquire any securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company.

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Section 3.02           Organization; Authority and Qualification. Each Seller is duly organized and validly existing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the Transactions has been duly authorized by all requisite action on the part of such Seller and their respective shareholders or members, as applicable.

Section 3.03           Binding Agreement. This Agreement and each other Transaction Document to which a Seller or an Acquired Company is a party has been duly executed and delivered by such Party, and assuming due and valid authorization, execution and delivery by the Purchaser and each other counterparty thereto, this Agreement and each such other Transaction Document constitutes a legal, valid and binding obligation of such Seller or Acquired Company and enforceable against such Party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.04           No Conflict or Default. Subject to receipt of the Antitrust Approval, the execution, delivery and performance by each Seller or each Acquired Company of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions by such Party does not and will not (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of such Party, (b) except for the Antitrust Approval and required filings with the SEC and CNBV, require any such Person to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (c) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party’s shares or properties or assets may be bound, or (d) violate any Law or Governmental Order applicable to such Party, excluding from the foregoing clauses (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, result in a Material Adverse Effect on such Party.

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Section 3.05           Capitalization; Ownership of the Acquired Companies.

(a)           Fintech is the record and beneficial owner of, and has good title free and clear of Encumbrances (other than Encumbrances securing obligations under the Existing Debt that shall be released on or prior to the Closing Date) to, the Aerodrome Shares. The LuxCo Sellers are the record and beneficial owners of, and have good title free and clear of Encumbrances (other than Encumbrances securing obligations under the Existing Debt that shall be released on or prior to the Closing Date) to, the SETA Shares.

(b)           The Shares represent all of the issued share capital of the Acquired Companies, as described in Section 3.05 of the Seller Disclosure Schedules.

(c)           SETA is the record and beneficial owner of, and has good title free and clear of Encumbrances (other than Encumbrances securing obligations under the Existing Debt that shall be released on or prior to the Closing Date) to, (A) 7,516,377 series B shares of OMA, and (B) 49,766,000 series BB shares of OMA, which collectively represent 14.83% of the outstanding capital stock of OMA.

(d)           Aerodrome is the record and beneficial owner of, and has good title free and clear of Encumbrances (other than Encumbrances securing obligations under Existing Debt that shall be released on or prior to the Closing Date) to, 60,155,201 series B shares of OMA. After giving effect to the Aerodrome Divestment, Aerodrome will be the record and beneficial owner of, and will have good title free and clear of Encumbrances (other than Encumbrances securing obligations under Existing Debt that shall be released on or prior to the Closing Date) to, 58,529,833 series B shares of OMA, representing 15.16% of the outstanding capital stock of OMA.

Section 3.06           Financial Statements.

(a)           True, complete, and correct copies of the Financial Statements have been made available to the Purchaser.

(b)           The Financial Statements fairly present, in all material respects, the financial condition of each of the Acquired Companies as of the dates indicated therein and the results of the operations of each of the Acquired Companies for the periods covered thereby, all in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

(c)           For avoidance of doubt, this Section 3.06 is not intended to, and shall not be deemed to, imply any representation or warranty as to the business, activity, financial position, liabilities or anything else with respect to OMA, and no breach of any representation or warranty contained in this Section 3.06 may be asserted or claimed based upon any financial information relating to OMA included in the Financial Statements, or upon any liability of OMA.

Section 3.07           Material Contracts.

(a)           Section 3.07 of the Seller Disclosure Schedule sets forth a true, complete and correct list of contracts and agreements that are (i) material to the business of the Acquired Companies, or (ii) involve payments to or payments by (or on behalf of) the Acquired Companies in excess of US$50,000 (the “Material Contracts”). The Sellers have made available to the Purchaser a true, complete, and correct copies of the Material Contracts.

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(b)           The Material Contracts and the Existing Debt Contracts are the only contracts that are material to the business of the Acquired Companies.

(c)           Each Material Contract is in full force and effect and is a valid and binding agreement of SETA, enforceable against SETA in accordance with its terms, except as such enforceability may be limited by bankruptcy, concurso mercantil, insolvency, quiebra, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(d)           SETA is not in breach of or default under, or has, during the twelve (12) months prior to the date hereof, provided or received any written notice of any intention to terminate, the Material Contracts, and to the Sellers’ Knowledge, no other party to the Material Contracts is in breach of or default under the Material Contracts.

Section 3.08           Liabilities.

(a)           Section 3.08 of the Seller Disclosure Schedule sets forth, as of the date of this Agreement and at the Closing, the Debt of the Acquired Companies (the “Existing Debt”).

(b)           There are no liabilities of the Acquired Companies of any kind other than (A) the Existing Debt, (B) liabilities disclosed and provided for in the Financial Statements, and (C) liabilities incurred in the ordinary course of business since June 30, 2022 (none of which is in excess of US$100,000, or results from, arises out of, relates to, is in the nature of, or is caused by, any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, or Legal Proceeding).

(c)           Aerodrome was formed solely for the purpose of acquiring additional series B shares in OMA and has not conducted any business activities or conducted any operations other than in connection with such acquisition of such series B shares in OMA, including incurring the Existing Debt and complying with its obligations under the Existing Debt Contracts and related actions, and the Transactions.

(d)           For avoidance of doubt, this Section 3.08 is not intended to, and shall not be deemed to, imply any representation or warranty as to the business, activity, financial position, liabilities or anything else with respect to OMA, and no breach of any representation or warranty contained in this Section 3.08 may be asserted or claimed based upon any financial information relating to OMA included in the Financial Statements or upon any liability of OMA.

Section 3.09           Absence of Changes. Since June 30, 2022, (a) there has not been a Material Adverse Effect with respect to the Sellers or the Acquired Companies, (b) each of the Acquired Companies has operated in the ordinary course of business, and (c) no Seller has taken any action that would, after the date of this Agreement, be prohibited under Section 5.01(b).

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Section 3.10           Affiliate Transactions; No Seller Claims.

(a)           The Sellers and their controlled Affiliates (excluding the Acquired Companies) have no pending proceedings, claims, suits or actions against the Acquired Companies (in each case other than the payments required by existing contractual arrangements or otherwise in the ordinary course of business).

(b)           There are no existing material contracts between any of the Acquired Companies, on the one hand, and the Sellers and its controlled Affiliates (excluding the Acquired Companies) on the other.

Section 3.11           Compliance With Laws.

(a)           General. (i) Each Acquired Company is in material compliance with all Laws applicable to the Acquired Companies, (ii) for the past three (3) years, no Acquired Company has received any written notice from any Governmental Entity alleging any material noncompliance by any Acquired Company with respect to any such Law and (iii) no investigation by any Governmental Entity regarding a violation of any such Law is, as of the date hereof, pending or, to Seller’s Knowledge, threatened in writing.

(b)           Anti-Corruption Matters. None of the Sellers, any Acquired Company, or any of their respective officers or directors, or, to the Sellers’ Knowledge, any employee or agent, is currently a Sanctioned Person. For the past three (3) years, the Sellers, the Acquired Companies, and, to Sellers’ Knowledge, their respective directors, officers, employees and agents have been in compliance in all material respects with applicable Sanctions and Anti-Corruption Laws. For the past three (3) years, none of the Sellers or the Acquired Companies have received from any Governmental Entity any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws.

(c)           Patriot Act Compliance. None of the Shares have been reported as blocked assets to the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”), pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). No Seller is a person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (such person, an “OFAC Listed Person”) or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, (i) the government or any country that is the target of any of the several economic sanctions programs administered by OFAC (31 C.F.R. Parts 500 through 598), or (ii) any OFAC Listed Person (either of the entities described in (i) or (ii), a “Blocked Person”).

Section 3.12           Employee Matters.

(a)           Section 3.12(a) of the Seller Disclosure Schedules contains a true, complete, and correct list of all employees that are employed by the Acquired Companies, in each case specifying their position, salary, date of hire and benefits, respectively (the “Employees”). All Employees are active.

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(b)           Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, (i) since December 31, 2021, neither the Acquired Companies nor any Seller have granted any Employee any increase in compensation, increase in benefits or any payment of any bonus other than in the ordinary course of business and in accordance to the provisions of each of their employment agreements that could be deemed material, individually or in the aggregate, (ii) no Employee is entitled to any increase in compensation or bonus or other increase in benefits after, or as a result of, the Transactions, (iii) no Employee has given written notice to any Acquired Company or any Seller of an intention to terminate employment, and, to the Sellers’ Knowledge, no Employee intends to terminate employment, other than Employees subject to the Permitted Employee Transfer, and (iv) there are no Persons rendering services to the Acquired Companies through any third-party service providers.

(c)           None of the Acquired Companies has any Employee Benefit Plans in place.

(d)           This Section 3.12 constitutes the sole and exclusive representations and warranties of the Companies with respect to any matters relating to employment, labor matters and any Employee Benefit Plans.

Section 3.13           Tax Matters.

(a)           (i) Each of the Acquired Companies has timely filed or caused to be timely filed all Tax Returns required to be filed on prior to the date hereof and will file or cause to be filed all Tax Returns required to be filed on prior to the Closing Date, in each case in accordance with applicable Law, (ii) all such Tax Returns are true, complete and correct in all material respects, (iii) all Taxes have been timely paid in full or will be paid in full by the due date thereof, except to the extent contested in good faith in accordance with the appropriate proceedings existing under applicable Law, (iv) to the extent required under applicable Law or GAAP, the Financial Statements reflect an adequate reserve for all Taxes payable by any of the Acquired Companies for all taxable periods and portions thereof through the date of such Financial Statements, and (v) no liens for Taxes have been filed, and no claims or assessments for Taxes have been asserted, by any Taxing Authority with respect to any of the Acquired Companies in respect of all taxable periods for which the applicable statute of limitations has not yet expired.

(b)           There are no amendments pending to be filed, actions outstanding or threatened in writing, audits, investigations, or proceedings for the assessment or collection of Taxes involving any of the Acquired Companies in respect of any tax period ended prior to the date hereof (or including any Straddle Period). No issues relating to Taxes were identified in writing by the Taxing Authority during any presently pending audit or examination of any Acquired Company, and no issues relating to Taxes were identified in writing by the relevant Taxing Authority in any completed audit or examination of any Acquired Company that could reasonably be expected to recur in a later taxable period. The Sellers have made available true, complete, and correct documents setting forth the dates of the most recent audits or examinations, if any, of any of the Acquired Companies, by any Taxing Authority in respect of Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

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(c)           There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to any of the Acquired Companies, or the time within which to file any Tax Return.

(d)           The Acquired Companies have complied with all applicable Law relating to the payment and withholding of Taxes (including all amounts required to be withheld from wages, salaries and other payments to employees) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law and are not liable for any Taxes for failure to withhold any such amounts.

(e)           None of the Acquired Companies (i) is or has ever been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return, or (ii) has any liability for Taxes of any person arising from having been such a member, or as a transferee, or successor.

(f)           None of the Acquired Companies is a party to any agreement providing for the allocation or sharing of Taxes, other than any commercial agreement the primary subject matter of which is not Taxes, and none of the Acquired Companies will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts.

(g)           None of the Acquired Companies has ever engaged in, consummated, or participated in any tax shelter or tax avoidance transaction.

(h)           None of the Acquired Companies is or has been subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment or other place of business in that country, and no claim has been made by a Taxing Authority in a jurisdiction where such Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.

(i)           None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date, (ii) closing agreement with an applicable Taxing Authority, (iii) intercompany transactions, (iv) installment sale or open transaction, or (v) prepaid amount received or deferred revenue.

(j)           None of the Acquired Companies has received from any Governmental Entity or Taxing Authority any ruling regarding, or is the party to, any special tax arrangement or tax holiday.

(k)           None of the Acquired Companies is, and no Acquired Company will become upon the consummation of the Transactions, either a “surrogate foreign corporation” or an “expatriated entity” (in each case, within the meaning of Section 7874(a) of the Code).

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(l)           None of the Acquired Companies has filed an election pursuant to Section 897(i) of the Code to be treated as a “domestic corporation” for U.S. federal income tax purposes.

(m)           The representations and warranties contained in this Section 3.13 constitute the sole and exclusive representations and warranties relating to Tax matters and nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of any Acquired Company.

Section 3.14           Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Acquired Companies, OMA or Subsidiaries of OMA in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any Acquired Company.

Section 3.15           No Other Representations. Each Seller agrees and acknowledges that the Purchaser’s representations and warranties set forth in Article 4 are made only as of the date hereof and as of the Closing Date unless otherwise expressly stated therein and that any failure of such representation or warranty to be true and correct as of any other date shall not, subject to Article 6, result in any obligation or liability on the part of the Purchaser. Without limiting the generality of the foregoing, each Seller acknowledges and agrees that Purchaser does not make any representation or warranty with respect to any other information or documents made available to the Sellers or its counsel, accountants, advisors, or Representatives with respect to the Purchaser or its businesses or operations, in each case except as expressly set forth in this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the statements made in this Article 4 are true and correct as of the date hereof and, except as expressly set forth herein, as of the Closing.

Section 4.01           Organization; Authority and Qualification. The Purchaser is duly organized, validly existing and in good standing (to the extent that such concept exists) under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent that such concept exists) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing (to the extent that such concept exists) would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite action on the part of the Purchaser and its shareholders or members, as applicable.

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Section 4.02           Binding Agreement. This Agreement and each other Transaction Document to which the Purchaser is party has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery by the Seller Parties, this Agreement and each other such Transaction Document constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03           No Conflict or Default. The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions by the Purchaser does not and will not (a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar Organizational Documents) of the Purchaser, (b) except for the Antitrust Approval and required filings with the SEC and CNBV, require the Purchaser to make any filing with, obtain any permit, authorization, consent or approval from, or provide any notification to, any Governmental Entity, (c) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser’s shares or properties or assets may be bound, or (d) violate any Law or Governmental Order applicable to the Purchaser, excluding from the foregoing clauses (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, result in a Material Adverse Effect on the Purchaser.

Section 4.04           Financing. The Purchaser has, and will have at all times prior to the payment in full of the Purchase Price, sufficient cash on hand or other sources of funds immediately available without conditions, to enable the Purchaser to consummate the transactions contemplated by this Agreement in full in immediately available funds in US Dollars on the date it is required to be paid, and to pay all related fees and expenses related to the transactions contemplated by this Agreement.

Section 4.05           Purchase for Investment. The Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Shares and is capable of bearing the economic risks of such investment. The Purchaser acknowledges and agrees that the Shares may be “restricted securities” under the Securities Act.

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Section 4.06           Equity Interests in OMA. Purchaser has no direct or indirect beneficial ownership in any securities of OMA or securities or rights convertible into or exchangeable for any securities of OMA.

Section 4.07           Patriot Act Compliance; Sanctions. None of the assets of the Purchaser or any Affiliate of the Purchaser has been reported as blocked assets to the OFAC, pursuant to the OFAC reporting requirements (31 C.F.R. Section 501.603). None of the Purchaser nor any Affiliates of the Purchaser is currently a Sanctioned Person or an OFAC Listed Person or is a department, agency, or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, a Blocked Person. None of the funds used to pay the Purchase Price or any other amounts pursuant hereto constitute or will constitute funds obtained from or on behalf of any Sanctioned Person, OFAC Listed Person or any Blocked Person and neither the Purchaser nor any Affiliate of such person has entered into any agreement or understanding in respect of the Shares with any Sanctioned Person, OFAC Listed Person or any Blocked Person. The Purchaser is purchasing the Shares as a principal for its own account and not as an intermediary.

Section 4.08           No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party. Purchaser agrees to accept the Shares of the Companies in the condition they are in on the Closing Date, in each case based upon its own determination with respect thereto as to all matters, and, absent intentional or actual fraud by the Sellers, without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement. The Purchaser agrees and acknowledges that the representations and warranties of the Sellers set forth in Article 3 are made only as of the date hereof and as of the Closing Date unless otherwise expressly stated therein and that any failure of such representation or warranty to be true and correct as of any other date shall not result in any obligation or liability on the part of any Seller. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no Seller makes any representation or warranty with respect to (a) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Acquired Company or the future business and operations of any Acquired Company, or (b) any other information or documents made available to the Purchaser or its counsel, accountants, advisors, or Representatives with respect to any Acquired Company or their respective businesses or operations, in each case except as expressly set forth in this Agreement.

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Article 5
COVENANTS

Section 5.01           Conduct of Business.

(a)           During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise provided in or permitted by this Agreement, including with respect to the Aerodrome Divestment, (ii) required by (A) any Law or Governmental Order applicable to the Sellers or the Acquired Companies or the assets, or operation of the business, of the Sellers or the Acquired Companies or (B) any contract or agreement existing prior to the date of this Agreement to which any of the Acquired Companies is party or by which any of the Acquired Companies’ assets or properties are bound, or (iii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to (A) operate the business of the Acquired Companies in the ordinary course of business, and (B) maintain and preserve the Acquired Companies’ present business organizations and assets.

(b)           Without limiting the generality of the foregoing Section 5.01(a) and subject to the exceptions described therein, during the Pre-Closing Period, the Sellers shall not, and shall cause the Acquired Companies not to, take any of the following actions:

(i)           make any amendment to the Organizational Documents of the Acquired Companies or terminate, amend, or waive any right under the Material Contracts;

(ii)           issue, sell, transfer, grant, pledge or otherwise dispose of, or grant or suffer to exist any Encumbrance (other than Encumbrances securing obligations under the Existing Debt that shall be released on or prior to the Closing Date) with respect to, any of the Acquired Companies’ capital stock, or grant any options, warrants or other rights to acquire any capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest of the Acquired Companies;

(iii)           adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of any Acquired Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Companies under any similar Law;

(iv)           declare or pay any dividend or other distribution with respect to the equity of the Acquired Companies (except with respect to the dividend declared by OMA in April 2022, which is payable no later than July 31, 2022);

(v)           cause any of the Acquired Companies to make any loans, advances, or capital contributions to, or investments in, any Person other than the Acquired Companies or OMA consistent with past practice, or otherwise incur or guarantee any debt;

(vi)           enter into any Contract that provides for aggregate payments to or from an Acquired Company in excess of US$50,000;

(vii)           (A)  prepare any Tax Return in a manner which is materially inconsistent with the past practices of the Acquired Company, other than as required pursuant to a change in Law, (B) enter into any material settlement or closing agreement with a Taxing Authority with respect to Taxes (C) amend any Tax Return filed prior to the date hereof with respect to any Acquired Company, or (D) make, change or revoke any Tax election made by any Acquired Company;

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(viii)           except as required by GAAP, change any of the financial accounting practices or policies used in the Financial Statements; and

(ix)           cause the Acquired Companies to vote the OMA Shares or the series BB shares of OMA held by SETA in any shareholders’ meeting of OMA to cause OMA to take any of the actions described in clauses (i) through (iii) of this Section 5.01(b) as they relate to OMA; it being understood that in connection with any such shareholders’ meeting of OMA, the Sellers shall (A) promptly notify the Purchaser about the date of any such shareholders’ meeting of OMA and the matters to be considered by the OMA shareholders at such meeting, (B) consult with the Purchaser in advance about any of any of the shareholder resolutions to be considered at such shareholders’ meeting, and (C) consider in good faith the views of the Purchaser as relate to such shareholders’ meeting and any proposals to be (or that should be) considered by the OMA shareholders at such shareholders’ meeting.

(c)           Notwithstanding the provisions of Section 5.01(a), during the Pre-Closing Period:

(i)           Termination of Affiliate Arrangements. All contracts and agreements between an Acquired Company, on the one hand, and the Sellers and their Affiliates, on the other hand, other than any contracts to which only Acquired Companies are party, shall be terminated immediately prior to the consummation of the Closing, and all obligations and liabilities thereunder shall be deemed to have been satisfied.

(ii)           Repayment of Existing Debt. On or prior to the consummation of the Closing, the Sellers shall or shall cause the Acquired Companies, as applicable, to (A)(i) irrevocably repay, discharge, and terminate all of the Existing Debt, (ii) irrevocably terminate any contracts or agreements relating to Existing Debt and listed in Section 5.01(c) of the Seller Disclosure Schedules (the “Existing Debt Contracts”), (iii) irrevocably terminate all outstanding lending commitments (including commitments to issue letters of credit) of each lender under the Existing Debt Contracts, (iv) terminate all guarantees under or in connection with the Existing Debt Contracts, (v) irrevocably terminate all Encumbrances granted over, or secured by, the Shares, the OMA Shares and any other property of any Acquired Company pursuant to or in connection with any of the Existing Debt Contracts or otherwise securing amounts evidenced by any of the Existing Debt Contracts, and (vi) irrevocably terminate all swaps, hedging obligations, and other derivative instruments entered into under or in connection with the Existing Debt Contracts, and (B) deliver to the Purchaser customary pay off letters and evidence of release and termination of Encumbrances over assets securing such Existing Debt, each in a form reasonably acceptable to the Purchaser.

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(d)           Except as specifically set forth herein, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies prior to the Closing. Prior to the Closing, the Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

Section 5.02           Access to Information.

(a)           During the Pre-Closing Period, the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide the Purchaser and its Representatives with reasonable access to (i) all of the Acquired Companies’ properties and assets, and (ii) any other information (including Tax records and information) relating solely to the business, properties, assets and personnel of the Acquired Companies as the Purchaser or any of its Representatives may reasonably request. All access and investigation pursuant to this Section 5.02 shall be (A) conducted during normal business hours upon reasonable advance notice to the Sellers, (B) conducted in such a manner as not to interfere with the normal operations of the Acquired Companies, and (C) conducted at the Purchaser’s sole cost and expense, and Sellers shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.02. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, neither the Sellers nor any Acquired Company shall be required to provide access or disclose information where such access or disclosure would, in Fintech’s reasonable judgment, (1) conflict with any (x) Law or Governmental Order applicable to the Sellers or any Acquired Company or the assets, or operation of the business, of the Sellers or any Acquired Company, or (y) other obligation of confidentiality, or (2) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, the Sellers shall inform the Purchaser of the general nature of the information being withheld and, upon the Purchaser’s request and at the Purchaser’s sole cost and expense, reasonably cooperate with the Purchaser to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1) and (2).

(b)           The Purchaser will hold any information obtained pursuant to Section 5.02(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.03           Exclusivity. During the Pre-Closing Period, other than with respect to the Transactions, (a) the Sellers shall not, and shall cause each Acquired Company to not, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any offer made by any third-party in respect of (i) any or all of the Shares or the OMA Shares, and (ii) the TATTA (a “Third Party Offer”), (b) other than with the Purchaser and other than to inform any Person of the provisions of this Section, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information of the Sellers, the Acquired Companies, or OMA in connection with, any potential Third Party Offer, (c) execute or enter into, or propose to enter into, any contract or arrangement relating to a Third Party Offer, and (d) the Sellers shall notify the Purchaser promptly of any Third Party Offer, including the identity of the party or parties making such offer and the terms and conditions of such offer; provided, that, there shall be no such obligation under this subsection (d) to the extent (i) that the disclosure of such Third Party Offer to the Purchaser would (A) be in violation of applicable Law or (B) trigger an obligation on the part of the Sellers (in Fintech’s reasonable judgment) to disclose such Third Party Offer publicly or to any Governmental Entity, or (ii) such Third Party Offer was received directly by OMA or received by the directors of OMA solely in their capacity as directors and has not been disclosed to the Sellers (other than the representatives of the Sellers that are also directors of OMA).

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Section 5.04           Antitrust Approval.

(a)           Subject to the other terms and conditions of this Section 5.04, each of the Purchaser and the Sellers shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) obtain, or cause to be obtained, Antitrust Approval, including to cause the waiting periods to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information made by any Governmental Entity, including the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica), (iii) cooperate fully with the other Party in promptly seeking to obtain all such consents, and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such consents. The Purchaser and the Sellers shall, as promptly as practicable and, in no event, later than thirty (30) Business Days (unless there are government shutdowns or closures due to unforeseeable events, in which case, such thirty (30) Business Day-term shall be extended until the date on which the Mexican Federal Antitrust Commission can receive such filing) after the date hereof, prepare and file (A) the Antitrust Filings, and (B) such other notifications, filings, registrations, submissions or other materials required to obtain the requisite consents of applicable Governmental Entities. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.04(a) shall be paid by the Purchaser. The Parties shall have equal responsibility for devising and implementing the strategy for obtaining the Antitrust Approval and to participate in taking the lead in all meetings and communications with any Governmental Entity, including the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica), and in preparing the initial filing request in order to obtain the Antitrust Approval; provided, however, that the Purchaser and its counsel shall be responsible for the preparation of any such filings.

(b)           To the extent not prohibited by applicable Law, each of the Purchaser and the Sellers shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, or any filing such Party submits to any Governmental Entity, (ii) consult with and permit the other Party to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Entity and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Entity, in each case, to the extent relating to the subject matter of this Section 5.04 or the Transactions. Neither the Purchaser nor the Sellers shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.04 or any Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

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(c)           Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Sellers shall (and Sellers shall cause the Acquired Companies to), take any and all actions necessary to obtain any consents required under or in connection with the Antitrust Laws, and to enable all waiting periods under the Antitrust Laws to expire, and to avoid or eliminate each and every impediment under the Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Closing and the other Transactions to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Entity, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Purchaser and its Affiliates and the Acquired Companies and (B) any other restrictions on the activities of the Purchaser and its Affiliates and the Acquired Companies, and (iii) contesting, defending and appealing any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Governmental Order or Law that would adversely affect the ability of either Party to consummate, or otherwise delay the consummation of, the Transactions, and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Purchaser, any Acquired Company or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 5.04(c), the consummation of which is not conditioned on the consummation of the Closing.

Section 5.05           Regulatory Approvals and Notices. The Purchaser and each Seller shall take any and all actions necessary to comply in a timely manner with any requirements imposed by applicable Law in connection with the consummation of the Transactions, including filing any notices, disclosures, or filings required under the Mexican Securities Market Law (Ley del Mercado de Valores) and under the General provisions applicable to issuers and other participants of the securities market (Disposiciones de carácter general aplicables a las emisoras y a otros participantes del Mercado de Valores) issued thereunder.

Section 5.06           Releases. Effective as of the Closing Date, (a) the Purchaser, on behalf of itself and its Affiliates (including, as of immediately following the Closing, the Acquired Companies) (each, a “Releasing Purchaser Person”), releases and forever discharges the Sellers and each of their Affiliates, successors, assigns, former, current or future direct or indirect shareholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Purchaser Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to the Closing Date in respect of matters relating to the Acquired Companies (except in case of fraud, gross negligence or willful misconduct); provided, however, that the Parties acknowledge and agree that this Section 5.06 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement or any other Transaction Document, and (b) the Sellers, on behalf of themselves and their Affiliates (each, a “Releasing Seller Person”), releases and forever discharges the Purchaser and each of its Affiliates (including, as of immediately following the Closing, the Acquired Companies), successors, assigns, former, current or future direct or indirect shareholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Purchaser Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Purchaser Person, that any Releasing Seller Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Companies; provided, however, that the Parties acknowledge and agree that this Section 5.06 does not apply to and shall not constitute (i) a release of any rights or obligations to the extent arising under this Agreement or any other Transaction Document or (ii) a final and forever discharge to the Resigning D&O of Aerodrome from any liability of the Resigning D&O of Aerodrome arising from the performance of their duties from the period from January 1, 2022 and through the Closing Date.

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Section 5.07           Post-Closing Appointments and Registrations.

(a)           The Purchaser covenants and agrees that the Purchaser shall, in its capacity as a shareholder, cause each of the Acquired Companies and OMA to register new officers and members of the board of directors/managers (or equivalent management body), as applicable, on or promptly after the Closing Date.

(b)           On or promptly after the Closing Date but in any case no later than thirty (30) days after the Closing Date, the Purchaser shall (i) file and publish a notice with respect to the transfer of the Shares with the RCS and (ii) effect any required changes with the Luxembourg beneficial owners’ register (Registre des bénéficiaires effectifs) and deliver evidence of such filing to the Sellers within two (2) Business Days of such filing having been made.

(c)           The Purchaser agrees and undertakes, for itself and on behalf of Aerodrome, to vote or cause to be voted its shares of Aerodrome at the general annual meeting relating to the fiscal year ended on December 31, 2022 (the “2022 Aerodrome Annual Meeting”), in favor of the release from any liability of the Resigning D&O of Aerodrome arising from the performance of their duties from the period from January 1, 2022 and through the Closing Date, except in the case of fraud, gross negligence or wilful misconduct. The Purchaser furthermore undertakes that, in case of transfer of all or part of its shares of Aerodrome prior to the 2022 Aerodrome Annual Meeting, the Purchaser shall procure that the obligations in this Section 5.07(c) will be fulfilled by the Purchaser or any successor thereto. The Purchaser shall furthermore deliver a copy of the relevant resolution evidencing such release within two (2) Business Days of such resolution being adopted.

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(d)           On or promptly after the Closing Date but in any case no later than one month after the Closing Date, SETA shall file the Tax notice according to the guidelines set in 157/ISR Annex 1-A of the Miscellaneous Tax Resolution for 2022 (Resolución Miscelánea Fiscal para 2022) or any other that may be required or may replace it, informing the Taxing Authority of the Sales, including the information and documents required to be included in such notice by SETA (such as the tax treatment applied for each Seller, and the taxes paid, if any). The Sellers shall cooperate in good faith with the Purchaser and SETA in order to prepare this Tax notice. In particular, the Sellers undertake to provide, upon written request of the Purchaser, any information or any document in the Sellers’ possession that the Purchaser may reasonably require to prepare such Tax notice.

(e)           On the Closing Date, each of the Sellers and the Purchaser shall deliver a notice to OMA informing OMA of the Sales in order for OMA to make any filings or publications with the CNBV, the BMV or the SEC in accordance with applicable Law.

(f)           In the event that any member of the board of directors of OMA (other than a Resigning D&O) resigns or is removed from his or her position on or prior to the next annual shareholders meeting of OMA, the Purchaser shall, in its capacity as a shareholder, cause the Acquired Companies to vote their shares to discharge and release any such member of the board substantially in the same terms of the Resigning D&O Release.

Section 5.08           Non-Competition; Non Solicitation.

(a)           For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), the Sellers shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, engage in any airport development and operating business in the States within Mexico where OMA had a concession to operate an airport immediately prior to Closing (the “Restricted States”) without the prior written consent of the Purchaser; provided, that, this undertaking shall not prevent the Sellers or such controlled Affiliates, directly or indirectly, (i) continuing to conduct and develop any existing business conducted by such Persons as of the date hereof whether or not such business is carried out within the Restricted States (ii) from acquiring or holding a non-controlling interest in any Person that carries on such business within the Restricted States. For purposes of this provision, a “non-controlling interest” shall be defined as an interest that does not give the holder thereof the power to direct or cause the direction of management or the policies of such Person.

(b)           During the Restricted Period, the Sellers shall not, and shall not permit any of its controlled Affiliates to, without the prior written consent of the Purchaser, hire or solicit for employment any then-current employee of any of the Acquired Companies; provided, however, that nothing in this Section 5.08(b) shall prohibit the Seller or any of its controlled Affiliates from (i) engaging in general solicitations to the public or general advertising not targeted at employees of an Acquired Company, (ii) soliciting any employee whose employment with an Acquired Company has been terminated following the Closing (but only after at least ninety (90) days have passed since the date of termination of employment) or (iii) undertaking the Permitted Employee Transfer.

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Section 5.09           Director and Officer Indemnification and Insurance.

(a)           The Purchaser agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Acquired Companies or OMA or any indemnification agreement to which any D&O Indemnified Person is a party (true, complete, and correct copies of which have been made available to the Purchaser), in each case, as in effect as of the date of this Agreement, for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the Transactions), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, employee or other fiduciary of an Acquired Company or OMA (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the Transactions and remain in full force and effect for a period of at least six (6) years following the Closing Date. For a period of six (6) years after the Closing Date, (A) the Purchaser shall not, and shall not permit any Acquired Company to, amend, repeal or modify any provision in any the Organizational Documents of the Acquired Companies or OMA relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the Transactions), unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will materially and adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person, and (B) the Purchaser shall, and shall cause the Acquired Companies to, maintain in full force and effect any indemnification agreements of any Acquired Company and OMA with any D&O Indemnified Person.

(b)           In the event that the Purchaser, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person, then, and in each such case, proper provision shall be made so that such successors, assigns or transferees shall expressly assume the obligations set forth in this Section 5.09.

(c)           Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.09 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.09, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by contract or otherwise. The provisions of this Section 5.09 shall survive consummation of the Closing.

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Section 5.10           Subsequent Actions. If at any time after the Closing Date any further action is necessary or proper to carry out or perfect the Transactions, as soon as reasonably practicable, each Party shall use its commercially reasonable efforts to take, or cause its proper officers or directors to take, all such necessary or proper actions. In particular, and without limiting the foregoing, if at any time after the Closing Date the Purchaser is advised in writing by counsel that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things that are required to vest, perfect or confirm ownership (of record or otherwise) in the Purchaser, its right, title or interest in, to or under any or all of the Shares, the Sellers shall execute and deliver all such required deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by the Purchaser in order to vest, perfect or confirm any and all right, title and interest in the Purchaser or its assignees. The obligations under this Section 5.10 shall be subject to the agreement of the Parties in Section 5.04, as they relate to the Antitrust Approval, and shall not require the Sellers to take any actions in connection with the Antitrust Approval (or any failure of the Purchaser to obtain Antitrust Approval) that it is not otherwise required to take hereunder.

Section 5.11           Efforts to Consummate. Subject to Section 5.04 and Section 5.05, during the Pre-Closing Period, each of the Purchaser and the Sellers shall, and the Sellers shall cause the Acquired Companies to, use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the Transactions as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 6. Neither Party nor any of its Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

Section 5.12           Tax Matters.

(a)           Tax Returns. Following the Closing Date, neither the Purchaser nor any of its Affiliates shall (or shall cause or permit the Acquired Companies to) amend, re-file, file an additional Tax Return (declaración complementaria) or otherwise modify or supplement (or grant an extension of any statute of limitation with respect to) any Tax Return filed by the Acquired Companies prior to the Closing Date relating in whole or in part to the Acquired Companies with respect to any Pre-Closing Tax Period, without Sellers’ prior written consent (which consent shall not be unreasonably withheld or delayed), except as required pursuant to applicable Law or otherwise permitted pursuant to this Section 5.12.

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(b)           Straddle Period. Except as otherwise provided in this Section 5.12, following the Closing Date, the Purchaser shall (or shall cause the Acquired Companies to) prepare and timely file all Tax Returns of the Acquired Companies that relate to Straddle Periods. With respect to each Tax Return covering a Straddle Period (a “Straddle Period Return”), the Purchaser shall (i) unless otherwise required under applicable Law, prepare such Tax Returns in a manner consistent with the past practice of the Acquired Companies, (ii) provide, or cause to be provided, to the Sellers a proposed final draft of such Straddle Period Return (as applicable), with respect to annual Tax Returns, at least fifteen (15) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extension), with respect to monthly or other Tax Returns, at least five (5) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and (iii) reasonably take into account (without being obligated to accept) any comments submitted by the Sellers in writing regarding the Pre-Closing portion of such Straddle Period Return so long as such comments are received by the Purchaser no later than three (3) Business Days prior to the date on which such Straddle Period Return is due to be filed (taking into account any applicable extension). In addition, the Purchaser shall promptly, and in any case not later than ten (10) Business Days after being notified in writing thereof, notify the Sellers in writing upon receipt of any notice of federal, state, or municipal Tax audits, examinations, reviews, requests of information or assessments relating to the Acquired Companies during the Straddle Period; provided, however, the Purchaser shall have no obligation to the Sellers with respect to any failure to notify the Sellers of such Tax audits, examinations, reviews, requests of information or assessments relating to the Acquired Companies to the extent that such failure did not materially prejudice the Sellers.

(c)           Assistance and Cooperation. After the Closing Date, the Sellers and the Purchaser shall (and shall cause their respective Affiliates to), subject to the applicable confidentiality provisions:

(i)           grant to the other Party (or their designees or Affiliates) access at all reasonable times to all of the books and records relating to any Pre-Closing Tax Period of the Acquired Companies within their possession (including all kind of tax returns, accounting records, tax documents and correspondence with tax authorities), and shall afford the other Party or any of their Affiliates or designees, the right (at such other Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the other Party or any of their Affiliates or designees, to prepare Tax Returns, to conduct negotiations with any Governmental Entity, including Taxing Authorities, to defend against any tax contingency or to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement;

(ii)           make available to the other Party and to any applicable Governmental Entity, including Taxing Authorities, as reasonably requested, all information, records and documents relating to any Pre-Closing Tax Period Taxes of any of the Acquired Companies;

(iii)           timely provide to the other Party authorizations necessary to carry out the purposes of this Section 5.12; and

(iv)           only with respect to any Pre-Closing Tax Period, preserve and retain all books and records, as applicable, relating to any Tax Returns of or with respect to the Acquired Companies or to any claims, audits or other proceedings affecting the Acquired Companies until the later of (i) the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate, and (ii) seven (7) years after the Closing Date, or, if later, until the final determination of any controversy with respect to the taxable period to which such documents relate, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

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(d)           The Sellers shall be responsible for all Taxes of the Acquired Companies attributable for any Pre-Closing Tax Period, including, for the avoidance of doubt, the Pre-Closing Straddle Period. The Purchaser shall be responsible for all Taxes of the Acquired Companies attributable for any Post-Closing Tax Period, including, for the avoidance of doubt, the Post-Closing Straddle Period; provided, however, that the foregoing does not prejudice the Purchaser’s indemnity rights under Section 8.02(a)(i) with respect to any inaccuracy or breach of any representation or warranty in Section 3.13. For purposes of this Agreement, whenever it is necessary to determine a liability for Taxes of any of the Acquired Companies (or the right of any of the Parties to receive a Tax refund or an indemnification with respect to Taxes of any of the Acquired Companies) for a Straddle Period, the determination of the Taxes of the Acquired Companies for the Pre-Closing Straddle Period and the Post-Closing Straddle Period shall be determined by assuming that the Straddle Period consisted of two taxable periods, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the day immediately prior to the Closing Date; provided, however, that (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property Taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period, (ii) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date prior to when the Closing occurred, shall be allocated to the Pre-Closing Straddle Period, (iii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and real, personal and intangible property Taxes, shall be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on a daily basis, and (iv) for such purposes, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) for U.S. federal income tax purposes shall be deemed to terminate on the Closing Date.

(e)           Any Tax refunds that are received by any Acquired Company that are attributable to Taxes paid by any of the Acquired Companies prior to Closing, or any Taxes taken into account in the net working capital or otherwise economically borne by the Sellers shall be for the account of Sellers if received within three (3) years following the Closing Date and paid over to the Sellers after so received or credited. Any refund of Taxes with respect to a Straddle Period shall be apportioned in accordance with the principles of Section 5.12(d).

(f)           All transfer, documentary, stamp, recording, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions to any such Taxes) incurred in connection with the Transactions, including the Sales (collectively, the “Transfer Taxes”), shall be borne and paid solely by the Sellers (regardless of the person liable for such Taxes under applicable Law) with the exception of the registration duty payable pursuant to a voluntary registration by the Purchaser of this Agreement and/or of any of the Transaction Documents with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg when such registration is not required to maintain, preserve, establish or enforce the rights of the Purchaser, which shall be borne by the Purchaser. The Sellers shall cause the applicable Acquired Company to, at the Sellers’ own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any of the Transfer Taxes.

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(g)           The Sellers shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Sellers or any predecessor or Affiliate thereof, on the one hand, and any Acquired Company, on the other hand, for all Taxes imposed by any Governmental Entity or Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 5.13           Confidentiality.

(a)           The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           From and after the Closing until the date that is two (2) years after the Closing Date, the Sellers shall, and shall cause their controlled Affiliates and Representatives to, keep confidential any and all non-public information relating to the Acquired Companies and OMA; provided, however, that the Sellers shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by the Sellers (with the advice of counsel) to be required by any applicable Law or Governmental Order, including applicable rules of any securities exchange. In the event that the Sellers or any of their controlled Affiliates or Representatives are required by any applicable Law or Governmental Order to disclose any such non-public information, the Sellers shall (i) to the extent permissible by such applicable Law or Governmental Order, provide the Purchaser with prompt written notice of such requirement, (ii) disclose only that information that the Sellers determine (with the advice of counsel) is required by such applicable Law or Governmental Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Purchaser’s request, reasonably cooperating with the Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Purchaser’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the Sellers or their controlled Affiliates or Representatives in breach of this Section 5.13(b), or (B) becomes available to the Sellers or their controlled Affiliates or Representatives after the Closing from a source other than the Purchaser or its Affiliates or Representatives if the source of such information is not known by the Sellers or its controlled Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Purchaser or its Affiliates with respect to such information.

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(c)           From and after the Closing until the date that is two (2) years after the Closing Date, the Purchaser shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Sellers and their Affiliates (other than the Acquired Companies or OMA), including any information that was furnished to the Purchaser and its Affiliates or Representatives by the Sellers or any of their Affiliates in connection with the Transactions; provided, however, that the Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by the Purchaser (with the advice of counsel) by any applicable Law or Governmental Order, including applicable rules of Nasdaq or BMV. In the event that the Purchaser or any of its Affiliates or Representatives are required by any applicable Law or Governmental Order to disclose any such non-public information, the Purchaser shall (i) to the extent permissible by such applicable Law or Governmental Order, provide the Sellers with prompt written notice of such requirement, (ii) disclose only that information that the Purchaser determines (with the advice of counsel) is required by such applicable Law or Governmental Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Sellers’ request, reasonably cooperating with the Sellers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by the Purchaser or its Affiliates or Representatives in breach of this Section 5.13(c), (B) was in the possession of the Purchaser or its Affiliates or Representatives prior to its being furnished thereto in connection with this Agreement, (C) becomes available to the Purchaser or its Affiliates or Representatives from a source other than the Sellers or their Affiliates or Representatives if the source of such information is not known by the Purchaser or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Sellers or their Affiliates with respect to such information, or (D) is independently developed by the Purchaser or its Affiliates without breach of this Section 5.13(c).

Section 5.14           Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the joint press release that may be issued by the Parties in the form previously agreed, neither the Purchaser nor the Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.15           Ethical Business Practices. The Purchaser and each Seller agree, to comply with applicable Law in connection with all actions taken in respect of this Agreement, the Transaction Documents, and other agreements entered into in connection herewith and the Transactions, including in connection with obtaining the Antitrust Approval and without limiting the generality of foregoing, the Purchaser and the Sellers agree in connection with the Transactions not to offer or give on behalf of itself or any of its Affiliates, either directly or through any other Person, any money or anything else of value to any government official, including any official of a Governmental Entity, any member of the government, any political party or official thereof, or any candidate for political office (each, an “Official”), or any other Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered given or promised, directly or indirectly to any Official for the purpose of any of the following:

(a)           Influencing any act, omission or decision of such Official in his, her or its official capacity;

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(b)           Inducing such Official to do or to omit to do any act in violation of the lawful duty of such Official;

(c)           Inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to assist itself or any of their Affiliates in obtaining or retaining business for or with, or directing business to, any Person; or

(d)           Otherwise securing any improper or unlawful advantage for itself or any of its Affiliates.

Section 5.16           Additional Purchases of Securities of OMA. The Purchaser agrees that during the Pre-Closing Period, neither it nor any of its Affiliates, alone or with others, will in any manner, directly or indirectly effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, any acquisition of beneficial ownership (as such term is defined under the Exchange Act) of any equity securities of OMA or securities or rights convertible into or exchangeable for any equity securities of OMA.

Section 5.17           Aerodrome Divestment. During the Pre-Closing Period and no later than the Closing Date, the Sellers shall, at no additional cost to the Purchaser, transfer 1,625,368, or that number of series B shares of OMA (the “Divested Shares”) held by Aerodrome and take any other action necessary or appropriate to ensure that, at Closing, the Shares shall equal a number of shares of capital stock of OMA in the aggregate equal to 29.99% of the total issued and outstanding capital stock of OMA net of treasury shares (or, subject to the Purchaser’s consent, a de minimis percentage lesser that 29.99%) (the “Aerodrome Divestment”).

Section 5.18           Completion of the Corporate Reorganization. During the Pre-Closing Period, Sellers shall finalize and execute the necessary documentation, as reasonably determined by Sellers, to consummate the Corporate Reorganization, and to keep Purchaser reasonably informed of the status of the Corporate Reorganization.

Article 6
CONDITIONS TO CLOSING

Section 6.01           Conditions to Obligations of the Transactions. The obligations of each of the Parties to consummate the Transactions shall be subject to the fulfillment or waiver in accordance with this Section, at or prior to the Closing Date of the conditions set out below.

(a)           The Sellers’ Closing Conditions. The obligation of each Seller to consummate the Transactions shall be subject to the fulfillment by the Purchaser or waiver by the Sellers, in their sole discretion, at or prior to the Closing Date of each of the following conditions:

(i)           The representations and warranties of the Purchaser made herein other than with respect to the Fundamental Representations shall be true and correct (disregarding all materiality and material adverse effect qualifications contained therein) as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser;

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(ii)           The Fundamental Representations of the Purchaser contained herein shall be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date);

(iii)           The Purchaser shall have complied in all material respects with all covenants, undertakings, and agreements herein to be performed by it at or prior to the Closing Date;

(iv)           The Purchaser shall have delivered or caused to be delivered to the Sellers the items set forth in Section 2.02(b)(ii); and

(v)           The Corporate Reorganization shall have been completed.

(b)           The Purchaser’s Closing Conditions. The obligation of the Purchaser to consummate the Transactions shall be subject to the fulfillment by the Sellers or waiver by the Purchaser, in its sole discretion, at or prior to the Closing Date of each of the following conditions:

(i)           The representations and warranties of each Seller made herein other than with respect to Fundamental Representations shall be true and correct (disregarding all materiality and material adverse effect qualifications contained therein) as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Sellers;

(ii)           The Fundamental Representations of the Sellers contained herein shall be true and correct as of the Closing Date (other than those made on and as of a specified date, which shall be true and correct on and as of such date);

(iii)           The Sellers shall have complied in all material respects with all covenants, undertakings and agreements herein to be performed by such Parties at or prior to the Closing Date; and

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(iv)           The Sellers shall have delivered or caused to be delivered to the Purchaser the items set forth in Section 2.02(b)(i).

(c)           Mutual Closing Conditions. The obligations of the Purchaser and the Sellers to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(i)           The receipt of the Antitrust Approval and such Antitrust Approval being in full force and effect as at the Closing;

(ii)           Either (A) the Purchaser shall have received a non-objection letter in respect of the Sales issued by the SICT, or (B) thirty (30) days shall have elapsed after the filing by the Purchaser of a notice with the SICT with respect to the Sales; provided, that the Purchaser shall consult with the Sellers regarding the contents of such notice prior to its filing with the SICT; and

(iii)           There shall not be in effect any Law or Governmental Order, decree or injunction imposed by a Governmental Entity of competent jurisdiction that enjoins, or prohibits the consummation of the Transactions.

Section 6.02           Frustration of Closing Conditions; Burden of Proof.

(a)           Neither Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur.

(b)           Each of the Purchaser and each Seller expressly acknowledges and agrees that if a Party wishes to invoke any of the conditions set forth in this Article 6 as a basis to not consummate the Closing, such Party will have the burden of proof to establish that such condition has not been satisfied.

Article 7
TERMINATION

Section 7.01           Termination of Obligation to Effect the Closing. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 7.01 (other than Section 7.01(a)) shall give written notice of such termination to the other Parties setting forth a brief description of the basis on which it is terminating this Agreement):

(a)           by the mutual written consent of each of the Sellers and the Purchaser;

(b)           by either the Purchaser or the Sellers, if the Closing shall not have occurred on or before the date that is six (6) months following the date hereof, provided, that, in the event that the only condition to be satisfied as of such date is the receipt of the Antitrust Approval as specified in Section 6.01(c)(i), then, such date shall be automatically extended by an additional three (3) months, or such other date that the Purchaser or the Sellers may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to the Purchaser or the Sellers, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

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(c)           by either the Purchaser or the Sellers, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Entity that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued a Governmental Order permanently enjoining the Transactions, and such Governmental Order shall have become final and non-appealable;

(d)           by the Purchaser, if (i) there shall have been a breach by any Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.01(b) and Section 6.01(c) to be satisfied, (ii) the Purchaser is not then in breach of any provision of this Agreement and (iii) such breach by a Seller (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by the Sellers of written notice of such breach from the Purchaser, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date; or

(e)           by the Sellers, if (i) there shall have been a breach by the Purchaser of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.01(a) and Section 6.01(c) to be satisfied, (ii) no Seller is then in breach of any provision of this Agreement and (iii) such breach by the Purchaser (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) thirty (30) days after receipt by the Purchaser of written notice of such breach from the Sellers, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date.

Section 7.02           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 7:

(a)           this Agreement shall forthwith become null and void (except for Section 5.13, this Section 7.02, Article 8 and Article 9, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)           There shall be no liability of any kind on the part of the Purchaser or any Seller or any of the Purchaser’s or any Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equity holders, shareholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 7 shall not relieve any Party from such liability (i) pursuant to the sections specified in Section 7.02(a) that survive termination or (ii) for any breach of this Agreement prior to such termination or for intentional Fraud.

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Article 8
POST-CLOSING LIABILITY

Section 8.01           Survival.

(a)           Subject to the other terms and conditions of this Article 8, each of the representations and warranties set forth in this Agreement, shall survive the Closing and the consummation of the Transactions and shall expire (together with any right to assert a claim under this Article 8) on the date that is 12 months after the Closing Date; provided, however, that, the representations and warranties set forth in Section 3.13 (Tax Matters), the Fundamental Representations, and Fraud Claims shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.

(b)           The covenants made, or deemed to be made, by the Purchaser or the Sellers in this Agreement or in any other document delivered pursuant hereto or in connection herewith shall not survive the Closing and there shall be no liability for breaches or non-fulfilment thereof, after such Closing, other than those covenants made in Section 5.07, Section 5.08, Section 5.09, Section 5.10, Section 5.12, Section 5.13, and Section 5.14, and this Article 8, which shall survive the Closing for the period contemplated by its respective terms until the full performance and satisfaction of such covenant and agreement, or, if no term is specified, until the expiration of the maximum statute of limitations period applicable to the subject matter thereof.

(c)           Notwithstanding the foregoing, if prior to the expiration of the relevant survival periods specified above, an Indemnified Party will have asserted a Claim for indemnification hereunder and such Claim will not have been fully resolved or disposed of at such date, such Claim will continue to survive and will remain a basis for indemnification hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 8.01 is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations will be reduced or extended (as applicable) to the survival period contemplated hereby. The Parties further acknowledge and agree that the time periods set forth in this Section 8.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 8.02           Indemnification.

(a)           Subject to the other terms and conditions of this Article 8, from and after the Closing, the Sellers shall indemnify, defend, and hold harmless the Purchaser and its Affiliates and Subsidiaries (including, after the Closing, the Acquired Companies) (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay and reimburse each of the Purchaser Indemnified Parties for, any and all Losses of the Purchaser Indemnified Parties based upon or arising out of:

(i)           any inaccuracy in or breach of any representation or warranty of any Seller in Article 3 of this Agreement;

(ii)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement;

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(iii)           (A) any Taxes owed or payable by the Acquired Companies relating to Pre-Closing Tax Periods, or (B) any Taxes paid by the Acquired Companies that were owed or payable by the Sellers in connection with the Sales, except in the event such payment results or arises from the failure by the Purchaser to timely comply with Section 5.07(d) in circumstances where the Sellers have duly complied with their cooperation obligation under Section 5.07(d); and

(iv)           any Fraud, intentional misrepresentation, or willful breach with respect to or in connection with this Agreement by any Seller.

(b)           Other than with respect to any Claims for indemnification or Losses based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or for Fraud, the Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Purchaser Indemnified Parties under Section 8.02(a)(i) (i) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) (other than those based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or Fraud) exceeds an amount equal to 0.5% of the Purchase Price (the “Aggregate Threshold”), and once the Aggregate Threshold has been exceeded, the Sellers shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Aggregate Threshold, and (ii) unless and until the amount of Losses in respect of indemnification under Section 8.02(a)(i), arising from any particular inaccuracy in or breach of any representation or warranty (other than a Fundamental Representation or Fraud Claim) of the Seller exceeds US$100,000 (the “Per Claim Threshold”) (it being understood that Losses below the Per Claim Threshold shall not be counted toward the Aggregate Threshold).

(c)           Other than with respect to any claims for indemnification or Losses based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or Fraud, the Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Purchaser Indemnified Parties under Section 8.02(a)(i) from and after the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) (other than with respect to any claims for indemnification or Losses based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or Fraud) exceeds an amount equal to 10.0% of the Purchase Price (the “Cap”).

(d)           Except in the case of Fraud Claims, the Sellers’ maximum liability for indemnification under Section 8.02(a) shall not exceed the Purchase Price.

(e)           Subject to the other terms and conditions of this Article 8, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates (collectively, the “Seller Indemnified Parties”) from and against, and shall pay and reimburse each of the Seller Indemnified Parties for, any and all Losses of the Seller Indemnified Parties based upon or arising out of:

(i)           any inaccuracy in or breach of any representation or warranty of the Purchaser contained in Article 4 of this Agreement;

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(ii)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement; and

(iii)           any Fraud, intentional misrepresentation, or willful breach with respect to or in connection with this Agreement by the Purchaser.

(f)           Other than with respect to any claims for indemnification or Losses based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or Fraud, the Purchaser shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnified Parties under Section 8.02(e)(i) from and after the aggregate amount of all Losses in respect of indemnification under Section 8.02(e)(i) (other than with respect to any claims for indemnification or Losses based upon or arising out of any inaccuracy in or breach of any Fundamental Representation or Fraud) exceeds the Cap.

(g)           Except in the case of Fraud Claims, the Purchaser’s maximum liability for indemnification under Section 8.02(e) shall not exceed the Purchase Price

(h)           In no event shall the Purchaser or the Sellers be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party indemnified under this Article 8, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise), except to the extent that any Indemnified Party is held liable to any Person for any punitive and exemplary damages as a result of a Third-Party Claim.

Section 8.03           Third Party Claim Procedures.

(a)           All claims for indemnification pursuant to this Article 8 shall be made in accordance with the procedures set forth in this Article 8. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 8 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than the Purchaser or the Seller in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly, but in any event not later than ten (10) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than ten (10) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of thirty (30) Business Days before commencing any Legal Proceeding in connection with such Claim. For the purposes of this Agreement, “Indemnifying Party” means the Purchaser (in the case of a claim for indemnification by the Sellers) or the Sellers (in the case of a claim for indemnification by the Purchaser).

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(b)           With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. Each of the Purchaser and the Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)           Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all liabilities or obligations with respect thereto, (B) not impose any liability or obligation (including any equitable remedies) on the Indemnified Party, and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

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(d)           Tax Claims.

(i)           Except as provided in this Section 8.03(d), the Sellers shall, solely at their cost and expense, represent the Acquired Companies’ interests in any Tax Proceeding relating to a Pre-Closing Tax Period for which a claim for indemnification pursuant to Section 8.02 could be made (collectively, a “Tax Claim”); provided, however, that (x) the Purchaser shall have the right to review all written submissions to the relevant Taxing Authority and the Sellers shall reasonably consider any comments promptly provided to the Sellers by the Purchaser with respect to such submissions, (y) the Sellers shall keep the Purchaser fully informed of all aspects of such Tax Claim, including advising the Purchaser of all meetings and discussions with the relevant Taxing Authority with reasonable advanced notice so that the Purchaser can attend all such discussions (it being understood and agreed that the Purchaser’s attendance must be acceptable to the Taxing Authority and that the Purchaser shall be an observer and not a participant), and shall reasonably respond to any request for information or update from the Purchaser related to any Tax Claim and (z) the Sellers shall first consult in good faith with the Purchaser before taking any action with respect to the conduct of such Tax Claim which action would be binding on any Acquired Company and the Sellers shall not settle such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and the Purchaser shall communicate to the Sellers whether the Purchaser is providing or withholding consent no later than three (3) Business Days following receipt of notice from the Sellers of such proposed settlement. If the Purchaser reasonably determines that the proposed resolution of such Tax Claim (the “Proposed Settlement”) could have a materially adverse effect on the Purchaser or the Acquired Companies in a Post-Closing Tax Period, the Purchaser may withhold its consent to such settlement. If the Purchaser refuses to consent to the Proposed Settlement, any indemnification obligations of the Indemnifying Party with respect to such Tax Claim shall be limited to the amount for which the Indemnifying Party would have been obligated to indemnify the Indemnified Party had such Proposed Settlement been accepted and the Purchaser shall control such Tax Claim on a going forward basis (including by employing counsel of their choice, solely at their cost and expense) if the Purchaser’s refusal to consent includes (A) a statement that the Purchaser wishes to assume the defense on a going forward basis, (B) a written acknowledgement by the Purchaser that the Sellers’ obligation to indemnify is limited in the manner specified at the beginning of this sentence, and (C) instructions for the Sellers to deliver the information relevant to such Tax Claim to a party designated by the Purchaser to control such Tax Claim’s defense; provided that if the Proposed Settlement provides for (a) different tax treatment of any substantially identical items or transactions as between any Pre-Closing Tax Period and any Post-Closing Tax Period, (b) the shifting of any deductions or other tax benefits from a Post-Closing Tax Period to a Pre-Closing Tax Period, or (c) the shifting of any income or gain from a Pre-Closing Tax Period to a Post-Closing Tax Period and, in the case of any of (a), (b) or (c), the amount of Taxes due for the Pre-Closing Tax Period in the Proposed Settlement is lower than it would have otherwise been had the Proposed Settlement not included that different tax treatment or that shifting, then the limitation on indemnification shall not be triggered and the Purchaser and the Sellers shall (1) jointly represent their interests in such Tax Claim, (2) employ counsel of their mutual choice, (3) cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any such Tax Claim, and (4) mutually agree on any settlement or other disposition of such Tax Claim.

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(ii)           In the case of any Tax Claim with respect to a Straddle Period, after good faith consultation, the Parties will either seek to actually separate the Tax Proceeding into a Pre-Closing Tax Period Tax Proceeding and a Post-Closing Tax Period Tax Proceeding, with the Sellers controlling the Pre-Closing Tax Period Tax Proceeding and the Purchaser controlling the Post-Closing Tax Period Tax Proceeding, or the Sellers and the Purchaser will, if possible, separate control of the Tax Proceeding, with the Sellers controlling the Pre-Closing Tax Period portion and Purchaser controlling the Post-Closing Tax Period portion. If separation in either manner is not possible or the Parties otherwise agree, the Purchaser, on the one hand, and the Sellers, on the other hand, shall jointly represent their interests in such Tax Claim, shall employ counsel of their mutual choice and shall cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any such Tax Claim. The Parties shall mutually agree on any settlement or other disposition of the Tax Claim involving a Straddle Period; provided that if the Sellers are in favor of a proposed resolution (the “Proposed Resolution”) and the Purchaser refuses to agree to the Proposed Resolution, the Purchaser shall control such Tax Claim on a going forward basis (solely at their cost and expense) and any indemnification obligations of the Sellers as an Indemnifying Party with respect to such Tax Claim shall be limited to the amount for which the Indemnifying Party would have been obligated to indemnify the Indemnified Party had such Proposed Resolution been accepted unless the Proposed Resolution provides for (a) different tax treatment of any substantially identical items or transactions as between any Pre-Closing Tax Period and any Post-Closing Tax Period, (b) the shifting of any deductions or other tax benefits from a Post-Closing Tax Period to a Pre-Closing Tax Period, or (c) the shifting of any income or gain from a Pre-Closing Tax Period to a Post-Closing Tax Period and, in the case of any of (a), (b) or (c), the amount of Taxes due for the Pre-Closing Tax Period in the Proposed Resolution is lower than it would have otherwise been had the Proposed Resolution not included that different tax treatment or that shifting, in which case control of the Tax Claim shall not shift and the limitation on indemnification shall not be triggered.

(iii)           In the event the Purchaser and the Sellers are unable to agree regarding any aspect of the conduct of any Tax Claim that they jointly control pursuant to the final clauses of either Section 8.03(d)(i) or (ii), the decision shall be made by the counsel employed to pursue such Tax Claim on the basis of counsel’s good faith judgment regarding the course of action that would produce resolution of such Tax Claim at the overall lowest present value of Taxes and costs to the Parties. During the period of any joint control of any Tax Claim pursuant to Section 8.03(d)(i), the mutually chosen counsel’s fees and expenses shall be borne by the Purchaser and the Sellers in a fair and reasonable proportion on the basis of counsel’s good faith judgment. During the period of any joint control of any Tax Claim pursuant to Section 8.03(d)(ii), the mutually chosen counsel’s fees and expenses shall be borne by the Purchaser and the Sellers in the same proportion as the number of days in the Pre-Closing Tax Period and the Post-Closing Tax Period covered by such Straddle Period Tax Claim.

(iv)           If the defense or resolution of any Tax Claim, except a Tax Claim with respect to a Straddle Period, requires that all or a portion of the contested claim (or a bond in respect thereof) be paid as a jurisdictional prerequisite (related to Taxes or otherwise), the Sellers (at their sole cost and expense) shall advance the amount of such Taxes or the fee for such bond before such proceedings are initiated or otherwise provide applicable collateral to satisfy any such procedural requirement before such proceedings are initiated. If the defense or resolution of any Tax Claim with respect to a Straddle Period requires that all or a portion of the contested claim (or a bond in respect thereof) be paid as a jurisdictional prerequisite (related to Taxes or otherwise), the Sellers (at their sole cost and expense) shall advance the Sellers’ proportionate interest of the amount of such Taxes or the fee for such bond before such proceedings are initiated or otherwise provide applicable collateral to satisfy any such procedural requirement before such proceedings are initiated. Sellers’ proportionate interest of such jurisdictional prerequisite shall be the same proportion as such related Taxes are borne by the Sellers in accordance with Section 8.03(d).

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Section 8.04           Calculation of Losses.

(a)           The amount of any Losses payable under Section 8.02 by the Indemnifying Party shall be reduced by (i) any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (after deducting any Taxes, reasonable costs and expenses relating to such recovery and directly related increases in the future premiums payable under such insurance policies) or from any indemnity, contribution, or other similar payment actually received by the Indemnified Person (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such Claim, and (ii) any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses to the extent such net Tax benefit has generated for the Indemnified Party an actual cash saving during the same taxable year as the one during which the Loss occurs or during the four (4) taxable years immediately following such taxable year; provided that (x) to the extent that such actual cash savings is actually realized after the date on which payment in respect of such Loss is made or deemed made under Section 8.02, and (y) to the extent there are no outstanding amounts owed, due, or otherwise payable by any of the Sellers to any of the Purchaser or any of its Affiliate under this Agreement, the Indemnified Party shall reimburse the party or parties obligated to indemnify such Indemnified Party in respect of such Loss promptly following the time or times at which such cash saving is actually realized; provided, further, where an actual cash saving is realized in the conditions set in the preceding clause (x)  but the requirement in the preceding clause (y) is not met, the Indemnified Party shall only reimburse the Indemnifying Parties once the remaining amounts that have been determined to be due and payable to the Purchaser under this Agreement have been definitely settled. The Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Losses for which indemnification is provided under Section 8.02). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)           Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement; provided that the amount of any such Loss shall be increased by the reasonable and documented costs and expenses incurred by the Indemnified Party in connection with such mitigation efforts.

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(c)           Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Losses payable under Section 8.02 to the extent such Losses are covered by any insurance policy.

(d)           Notwithstanding anything contained herein to the contrary, in determining whether there is any inaccuracy or breach of any representation or warranty in this Agreement, or in calculating the amount of any Losses arising out of any inaccuracy or breach of any representation or warranty in this Agreement, the representations and warranties will be read without regard to any materiality or Material Adverse Effect qualifiers contained in such provisions.

Section 8.05           No Other Remedy. Except as specifically set forth in this Agreement or the other Transaction Documents or in any other agreement executed in connection herewith, at and after the Closing, this Article 8 will provide the sole and exclusive remedy for inaccuracy or breach of any representations or warranty, any breach or non-fulfillment of any covenant or other agreement, or claim arising out of or related to this Agreement or the Transactions, and each Party waives, effective as of the Closing, all other rights and claims in Law or equity with respect to such matters.

Section 8.06           Treatment of indemnification and other Payments under this Agreement. The Parties will treat any payments made under this Article 8 or under Section 5.12(e) as adjustments to the Purchase Price to the extent permitted by applicable Law.

Article 9
MISCELLANEOUS

Section 9.01           Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the Party incurring such expenses.

Section 9.02           Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 9.03           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address or email address for a Party as shall be specified by such Party by like notice):

If to Purchaser, to:

c/o VINCI Airports SAS
1973 Boulevard de la Defense
92000 Nanterre
France
Tel: +33 1 57 98 74 47
Attn: Benoit Trochu
Email: Benoit.trochu@vinci-airports.com

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Copy to (which shall not constitute notice):

Orrick, Herrington and Sutcliffe LLP
51 West 52nd Street
New York, NY 10019-6142
Email: ylepage@orrick.com; dschwartz@orrick.com
Attention: Yves Lepage; David Schwartz

If to a Seller, to:

c/o Fintech Advisory Inc.

375 Park Avenue, 38th Floor,

New York, NY 10152

Attention: Mary Connell Lifton

Email: mcl@fintechadv.com

Copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Tel: 212 225 2000
Attn: Adam Brenneman; Manuel Silva
Email: abrenneman@cgsh.com; msilva@cgsh.com

Section 9.04           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.05           Entire Agreement; No Third Party Beneficiaries. This Agreement, each other Transaction Document and the documents referenced herein and therein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) other than as set out in Section 5.09, is not intended to confer any rights or remedies upon any Person other than the Parties hereto and thereto.

Section 9.06           Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court or tribunal making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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Section 9.07           Governing Law. This Agreement, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

Section 9.08           Arbitration. Any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement, except as expressly provided in this Section 9.08. The arbitral tribunal shall consist of three arbitrators. Each Party shall nominate one arbitrator, the Party requesting arbitration concurrently with such request and the other Party within fifteen (15) calendar days from receipt of the request for arbitration. In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Party and to the ICC within this time period, upon request of either Party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Parties and the ICC of that nomination within this time period, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration. The third arbitrator shall serve as Chairman of the arbitral tribunal. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages. The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). The Parties agree that any Party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the Parties hereby consent to the jurisdiction of any such court. If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each Party waives any rights they might possess to have those matters litigated in a court. Each Party’s agreement to this arbitration is voluntary.

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Section 9.09           Extension; Waiver. At any time prior to the Closing Date, the Parties may, by mutual agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.10           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 9.10 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, the Purchaser may, without the prior written consent of the Sellers or the Acquired Companies, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve the Purchaser of its obligations hereunder. Subject to the preceding sentences of this Section 9.10, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.11           Headings. The titles and headings to Articles and Sections contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 9.12           Equitable Relief. It is hereby agreed and acknowledged by the Parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, an aggrieved Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Article 10
GUARANTEES

Section 10.01           Seller Guarantee.

(a)           On the terms and subject to the conditions set forth in this Article 10, the Seller Guarantor absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, on a joint and several basis, the full, complete and timely payment and performance by Sellers of all of the Sellers’ obligations under this Agreement and the Transaction Documents, whether for the payment of money, the giving of indemnification, the performance of obligations or otherwise, whether such obligations currently exist or are created, incurred or arise from time to time hereafter (collectively, the “Seller Guarantee”). The liabilities and obligations guaranteed by the Seller Guarantee are collectively referred to herein as the “Seller Guaranteed Obligations”. The Seller Guarantee constitutes a guarantee of payment and performance and not of collection.

(b)           A demand for payment or an action to enforce the Seller Guarantee may be made, brought or prosecuted, as applicable, against the Seller Guarantor upon any failure by Sellers to pay or perform any Seller Guaranteed Obligation when due for payment or performance. The Seller Guarantor hereby agrees to pay or perform, or cause to be paid or performed, such Seller Guaranteed Obligation, within five (5) Business Days after the Purchaser has made a written demand for payment against the Seller Guarantor and as soon as practicable after the Purchaser has made a written demand for performance against the Seller Guarantor, in each case with respect to such Seller Guaranteed Obligation. All payments made by the Seller Guarantor hereunder shall be made without set-off or counterclaim and without any deduction or withholding for any reason.

(c)           The Parties undertake to consider in good faith prior to the Closing Date whether and to which extent the Seller Guarantor should receive a consideration for its role as Seller Guarantor under the Seller Guarantee; provided that (i) the Sellers acknowledge that the Purchaser is under no obligation to consent to the payment of such a consideration, and (ii) the Parties acknowledge that the payment of any such consideration shall not result in any additional cost for the Purchaser.

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Section 10.02           Purchaser Guarantee.

(a)           On the terms and subject to the conditions set forth in this Article 10, the Purchaser Guarantor absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, on a joint and several basis, the full, complete and timely payment and performance by the Purchaser of all of the Purchaser’s obligations under this Agreement and the Transaction Documents, whether for the payment of money, the giving of indemnification, the performance of obligations or otherwise, whether such obligations currently exist or are created, incurred or arise from time to time hereafter (collectively, the “Purchaser Guarantee”). The liabilities and obligations guaranteed by the Purchaser Guarantee are collectively referred to herein as the “Purchaser Guaranteed Obligations”. The Purchaser Guarantee constitutes a guarantee of payment and performance and not of collection.

(b)           A demand for payment or an action to enforce the Purchaser Guarantee may be made, brought or prosecuted, as applicable, against the Purchaser Guarantor upon any failure by the Purchaser to pay or perform any Purchaser Guaranteed Obligation when due for payment or performance. The Purchaser Guarantor hereby agrees to pay or perform, or cause to be paid or performed, such Purchaser Guaranteed Obligation, within five (5) Business Days after Fintech has made a written demand for payment against the Purchaser Guarantor and as soon as practicable after Fintech has made a written demand for performance against the Purchaser Guarantor, in each case with respect to such Purchaser Guaranteed Obligation. All payments made by the Purchaser Guarantor hereunder shall be made without set-off or counterclaim and without any deduction or withholding for any reason.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed and signed on the date first written above in as many original copies as there are Parties.

Signed by:

FINTECH HOLDINGS, INC.

By:	/s/ David M. Martinez
Name:	David M. Martinez
Title:	Special Director

Signed by:

SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V.,

By:	/s/ Christian Whamond
Name:	Christian Whamond
Title:	Authorized Person

Signed by:

AERODROME INFRASTRUCTURE S.À R.L.

By:	/s/ Julio Rafael Rodriguez, Jr.
Name:	Julio Rafael Rodriguez, Jr.
Title:	Class C Manager

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Signed by:

BAGUAL S.À R.L.
GRENADIER S.À R.L.
PEQUOD S.À R.L.
HARPOON S.À R.L.
EXPANSE S.À R.L.

By:	/s/ Julio Rafael Rodriguez, Jr.
Name:	Julio Rafael Rodriguez, Jr.
Title:	Class C Manager

Signed by:

FINTECH INVESTMENTS LTD., solely for the purposes of Article 10

By:	/s/ Khaled Rezaie
Name:	Khaled Rezaie
Title:	Director/Secretary

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Signed by:

The PURCHASER

CONCESSOC 31 SAS

By:	/s/ Thierry Ligonniere
Name:	Thierry Ligonniere
Title:	Director

Signed by:

VINCI AIRPORTS SAS, solely for the purposes of Article 10

By:	/s/ Thierry Ligonniere
Name:	Thierry Ligonniere
Title:	Director

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Exhibit A

Form of Transfer Agreement

Exhibit A Form of Transfer Agreement

Shares Transfer Agreement

Fintech Holdings, Inc.

as transferor

and

[●]

as transferee

in the presence of

Aerodrome Infrastructure S.à r.l.

as Company

relating to the transfer of shares of the Company

[●] 2022

THIS SHARES TRANSFER AGREEMENT (the "Agreement") is made on [●] 2022

BETWEEN:

(1)	Fintech Holdings, Inc., a company incorporated and existing under the laws of the State of Delaware, United States of America, having its registered office at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, registered with the Secretary of State of the State of Delaware (the "Transferor");

and

(2)	[●] (the "Transferee");

IN THE PRESENCE OF:

(3)	Aerodrome Infrastructure S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg with registered office at 1, rue Jean-Pierre Brasseur L – 1258 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B251461 (the "Company");

The parties designated under items (1) to (2) above shall be collectively referred to as the "Parties" and individually each a "Party".

RECITALs:

(A)	The Company is governed by its articles of association, as amended from time to time (the "Articles").

(B)	The share capital of the Company is set at twenty thousand US Dollars (USD 20,000) divided into two hundred thousand (200,000) class A shares, two hundred thousand (200,000) class B shares, two hundred thousand (200,000) class C shares, two hundred thousand (200,000) class D shares, two hundred thousand (200,000) class E shares, two hundred thousand (200,000) class F shares, two hundred thousand (200,000) class G shares, two hundred thousand (200,000) class H shares, two hundred thousand (200,000) class I shares, two hundred thousand (200,000) class J shares, all with a nominal value of one US Dollar cent (USD 0.01) (the "Shares"). The Transferor is the sole shareholder of the Company.

(C)	Pursuant to a State of New York law governed share purchase agreement dated [●] 2022, by and between, among others, the Transferor, Bagual S.à r.l., Grenadier S.à r.l., Pequod S.à r.l., Harpoon S.à r.l. and Expanse S.à r.l., as sellers, the Transferee as purchaser, Servicios de Tecnologià Aeroportuaria, S.A. de C.V. and the Company as acquired companies (the “SPA”), the Transferor agreed to sell the Shares to the Transferee.

(D)	This Agreement shall now document the transfer of the Shares from the Transferor to the Transferee in accordance with the SPA (the "Transfer").

(E)	The Transfer shall be effected in accordance with the terms of this Agreement.

(F)	The Company acknowledges being notified hereby of the proposed Transfer which it accepts and waives any notification requirements with respect thereto.

the parties agree AS FOLLOWS:

1.	Definitions and interpretation

(a)	All capitalised terms used but not defined in this Agreement and the recitals hereto shall bear the meaning ascribed to them in the SPA.

(b)	Words denoting the singular shall include the plural and vice versa, words denoting one gender shall include the other gender and words denoting persons shall include firms, partnerships, unincorporated organisations and companies and vice versa.

(c)	References in this Agreement to any law or statutory provision shall be deemed also to refer to any modification or re-enactment thereof or any law or statutory instrument, order or regulation made thereunder or under any such re-enactment.

(d)	References in this Agreement to any other agreement shall be construed as a reference to that other agreement as the same may from time to time be, amended, varied, supplemented or novated.

(e)	References to a "person" or to "persons" in this Agreement include, without limitation, a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality).

(f)	In this Agreement, the following words and expressions shall, unless the context otherwise requires or otherwise defined herein, have the following meanings:

"Agreement" means this shares transfer agreement;

"Closing Date" has the same meaning as defined in the SPA;

"Company Law" means the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time;

"RCS" means the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés); and

"Share Register" means the share register of the Company.

2.	transfer

2.1	The Transferor hereby agrees to transfer to the Transferee the Shares including all the rights and powers and subject to all the obligations, restrictions and liabilities attached thereto, and the Transferee hereby accepts such Transfer.

2.2	The Parties agree that the Transfer shall become effective on the Closing Date.

3.	perfection requirements

3.1	The Parties agree that the requirements pertaining to the perfection of transfer of the Shares set out in article 1690 of the Luxembourg Civil Code and article 710-13 of the Company Law, will be satisfied by the signing of this Agreement by the Company.

3.2	The Parties hereby grant powers to any current or future manager (gérant) of the Company, each acting individually and with full power of substitution, in order to record the Transfer of the Shares in the Share Register of the Company.

3.3	The Parties hereby grant powers to any current or future manager (gérant) of the Company from time to time, each acting separately and not jointly, with full power of substitution, in order to file the Transfer of the Shares with the RCS to proceed to any filings and publications required by the Company Law.

4.	CONSIDERATION

4.1	The transfer of all of the Shares by the Transferor to the Transferee is irrevocably made for such consideration as set forth in the SPA.

4.2	The consideration for the Shares has been paid in accordance with section [2.02 (b) (ii)] of the SPA.

5.	SPA

5.1	Nothing in this Agreement shall be interpreted as derogating, amending or otherwise impacting the SPA.

5.2	In the event of any inconsistency between the terms of the SPA and the terms of this Agreement, as between the Parties, the terms of the SPA shall prevail.

6.	PARTIAL INVALIDITY – AMENDMENTS

6.1	Should any provisions of this Agreement be declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

6.2	This Agreement may only be amended by a written instrument executed by all the Parties hereto. Therefore the tolerance also reiterated of any defaults or delayed performance of this Agreement shall not be interpreted as a tacit revocation of the provisions hereto.

7.	COSTS

Section [9.01] of the SPA shall apply mutatis mutandis to this Agreement.

8.	Entire Agreement

This Agreement together with the SPA contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.

9.	No Waiver

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

11.	Assignment

Unless otherwise agreed upon in the SPA, neither the Transferor nor the Transferee may assign any of their rights under this Agreement without the written consent of the other.

12.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement is governed by the laws of the Grand Duchy of Luxembourg.

(b)	The Parties irrevocably agree that any dispute arising in connection with this Agreement shall be decided exclusively by the competent courts of the City of Luxembourg, Grand Duchy of Luxembourg.

The Parties have executed this Agreement in counterparts, each Party acknowledging receipt of one copy on the date first above written.

[Remainder of this page intentionally left blank; signature pages follow]

THE TRANSFEROR

For the avoidance of doubt, the Transferor expressly approves the Transferee as new shareholder of the Company in accordance with Article 710-12 of the Company Law.

Fintech Holdings, Inc.

By:

Capacity:

THE TRANSFEREE

[●]

By:

Capacity:

By signing hereunder for acceptance, the Company acknowledges the existence of this Agreement and the SPA as well as the transfer thereunder in accordance with article 710-13 of the Company Law and article 1690 of the Luxembourg Civil Code, as applicable, and any notification requirement with respect thereto are hereby waived and the Company takes notice of the terms thereof, acknowledges with respect to the Shares the entry to be made in the Share Register as per Section 3 of the Agreement, and undertakes to proceed in due time with such formalities as required under Company Law.

THE COMPANY

Aerodrome Infrastructure S.à r.l.

By:

Capacity:

Exhibit B

Form of D&O Resignation and Release Letters

Exhibit B Form of Transfer Agreement

Part I

Form of D&O Resignation Letters for SETA and OMA

Ciudad de México, a [●] de [●] de [●].

[Servicios de Tecnología Aeroportuaria, S.A. de C.V. / Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.]

Atención: Secretario del Consejo de Administración.

Re:       Carta de Renuncia

Mexico City, on [●] [●], [●]

[Servicios de Tecnología Aeroportuaria, S.A. de C.V. / Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.]

Attention: Secretary of the Board of Directors.

Re:       Resignation Letter

Estimados señores:

Por medio de la presente amablemente les informo que, con efectos a partir de esta fecha, renuncio voluntaria e irrevocablemente al cargo que ostento como [●] del Consejo de Administración de [Servicios de Tecnología Aeroportuaria, S.A. de C.V. / Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.] (la “Sociedad”), así como de cualquier comité de la Sociedad en el cual mantenga algún cargo.

Les manifiesto que a la presente fecha me han sido cubiertas íntegramente todas y cada una de las cantidades a que tuve derecho con motivo del ejercicio del cargo antes mencionado, por lo que en este mismo acto otorgo en favor de la Sociedad, el más amplio y completo finiquito que en derecho proceda con relación a cualquier pago derivado de mi cargo como [●] del Consejo de Administración de la Sociedad, liberando asimismo a la Sociedad, de cualquier responsabilidad, obligación o compromiso derivado del pago de cualquier emolumento derivado de mi cargo como [●] del Consejo de Administración de la Sociedad.

Dear Sirs:

The undersigned hereby kindly notify you that, with effects as of the date hereof, voluntary and irrevocably resign to my position as [●] of the Board of Directors of [Servicios de Tecnología Aeroportuaria, S.A. de C.V. / Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.] (the “Company”), as well as to any position that I hold in any committee of the Company.

I hereby acknowledge that to the date hereof any and all amounts owed to me as a result of the performance of my duties derived from the abovementioned position have been totally paid, therefore, I hereby grant in favor of the Company, the fullest and complete settlement that may be applicable by law regarding any payment derived from my duties as [●] of the Board of Directors of the Company, also releasing the Company, from any liability, obligation or commitment derived from the payment of any emolument derived from my duties as [●] of the Board of Directors of the Company.

Finalmente, solicito a los accionistas de la Sociedad que, a través de una Asamblea General de Accionistas o Resoluciones Unánimes adoptadas fuera de Asamblea por la totalidad de los Accionistas, se acepte la renuncia presentada por este medio, en el entendido que la asamblea de accionistas que se reúna para estos efectos deberá, asimismo, resolver sobre la ratificación de los actos llevados a cabo por el suscrito en el legal desempeño de su encargo, así como sobre la liberación de responsabilidad e indemnización correspondiente.	Finally, I hereby request to the shareholders of the Company the acceptance of the resignation made hereby, through a General Shareholders’ Meeting or Unanimous Resolutions passed without a Meeting by the totality of the Shareholders, in the understanding that the shareholders' meeting held for such purposes shall also decide on the ratification of the acts carried out by the undersigned in the legal fulfillment of his duties, as well as on the release from the corresponding liability and indemnification.

Atentamente / Sincerely yours,

Sr./Sra. / Mr./Mrs. [●]

Exhibit B Form of Transfer Agreement

Part II

Form of D&O Resignation Letters for Aerodrome

Exhibit B Form of Transfer Agreement

[name and address of resigning manager]

To

Aerodrome Infrastructure S.à r.l. 1, rue Jean-Pierre Brasseur L – 1258 Luxembourg Grand Duchy of Luxembourg R.C.S. Luxembourg: B 251461

To Whom It May Concern

I, the undersigned, [●] hereby resign from my mandate as class [●] manager (gérant de classe [●]) of Aerodrome Infrastructure S.à r.l., a private limited liability company (société à responsabilité limitée), organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Jean-Pierre Brasseur, L – 1258 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés – the "RCS") under number B 251461 (the “Company”), with effect as of Closing Date (as defined in the State of New York law governed share purchase agreement dated [●] 2022, by and between, among others, Fintech Holdings, Inc, Bagual S.à r.l., Grenadier S.à r.l., Pequod S.à r.l., Harpoon S.à r.l. and Expanse S.à r.l., as sellers, [●] as purchaser, Servicios de Tecnologià Aeroportuaria, S.A. de C.V. and the Company as acquired companies (the “SPA”)).

I declare not having any claim of any nature whatsoever and in whichever capacity, be it as a class [●] manager (gérant de classe [●]) or otherwise, against the Company and, to the extent that such a claim did exist or exists, I hereby irrevocably and unconditionally waive such a claim and any and all rights to file any future claims or to initiate any actions or proceedings against the Company.

I hereby release and discharge the Company from any claim for loss of office (whether contractual, statutory or otherwise) or any other claim.

I hereby request (i) that you make all the necessary, appropriate, required or desirable filings (in particular with the RCS) in connection with my resignation as class [●] manager (gérant de classe [●]) of the Company and (ii) to propose to the shareholder(s) of the Company to grant me provisional discharge to the extent legally permissible and (iii) to propose to the shareholder(s) of the Company to grant me full and unconditional discharge on the occasion of the annual general meeting of the Company resolving on the annual accounts of the Company for its financial year ending on 31 December 2022 for the performance of my duties as class[●] manager (gérant de classe [●]) of the Company up to the date of my resignation.

[Signature page follows]

Yours faithfully,

Signed on ___________ 2022.

[●]

Exhibit C

Form of Resigning D&O Release

Exhibit C Form of Transfer Agreement

Proposed language to be inserted in the relevant minutes of the shareholders’ meeting of OMA where, among other matters, the resignation of members of the board of directors is to be approved.

C-1

Spanish	English

“En relación con el [*] punto del Orden del Día, el Presidente informó a la Asamblea que, derivado de [*], se propone aceptar las renuncias presentadas por los señores [*] como miembros del Consejo de Administración de la Sociedad, ratificar su actuación durante el desempeño de sus cargos, otorgarles la más amplia liberación de responsabilidad que conforme a derecho proceda, así como, en su caso, sacarlos en paz y a salvo de y en contra de cualquier reclamación, y a indemnizarlos, de cualquier responsabilidad derivada, directa o indirectamente, del desempeño de su encargo como miembros del Consejo de Administración y/o comités del mencionado consejo.

[*] “Se aprueba aceptar la renuncia presentada por los señores [*] como miembros del Consejo de Administración de la Sociedad, ratificando su actuación durante el desempeño de sus cargos, otorgándoles la más amplia liberación de responsabilidad que conforme a derecho proceda, así como, en su caso, sacarlos en paz y a salvo de y en contra de cualquier reclamación, y a indemnizarlos, de cualquier responsabilidad derivada, directa o indirectamente, del desempeño de su encargo como miembros del Consejo de Administración y/o comités del mencionado consejo, incluyendo el pago de indemnización por cualquier daño y/o perjuicio que se hubiera causado y las cantidades necesarias para alcanzar un acuerdo para resolver cualquier reclamación correspondiente, salvo que dicha responsabilidad resulte de su negligencia, mala fe, dolo o que derive de actos ilícitos previstos por la Ley del Mercado de Valores y demás disposiciones legales aplicables, incluyendo cualquier incumplimiento al deber de lealtad previsto en dicha ley.

“In connection with the [*] point of the Agenda, the Chairperson informed the Meeting that, as a consequence of [*], it was proposed to accept the resignations filed by Messrs. [*] as members of the Board of Directors of the Company, ratify their acts during their appointments, granting the broadest release applicable by law, as well as, if applicable, hold them safe and harmless from and against any claim, and to indemnify them from any liability related with, directly or indirectly, the performance of their duties as members of the Board of Directors and/or committees of such board.

[*] “It is hereby approved to accept the resignation filed by Messrs. [*] as members of the Board of Directors of the Company, ratifying their acts during their appointment, granting the broadest release applicable by law, as well as, if applicable, hold them safe and harmless from and against any claim, and to indemnify them from any liability related to, or derived from, directly or indirectly, their performance as members of the Board of Directors and/or of the committees of such board, including the payment of indemnification from any damage and/or loss that may have been caused and the necessary amounts to reach a settlement of any such claim, unless such liability is the result of their negligence, bad faith or willful misconduct, or derives from illicit actions as set forth in the Securities Market Law and any other applicable legal provisions, including the noncompliance of the duty of loyalty pursuant to such law.

C-2

Exhibit D

Corporate Reorganization

•	Fintech Holdings, Inc. to sell 100% of the equity interests in Harpoon S.à r.l. to Latin America Infrastructure S.à r.l.

•	Fintech Holdings, Inc. to sell 100% of the equity interests in Pequod S.à r.l. to Latin America Finance S.à r.l.

•	Fintech Holdings, Inc. to sell 100% of the equity interests in Expanse S.à r.l. to Latin America Aviation S.à r.l.

•	Fintech Holdings, Inc. to sell 100% of the equity interests in Grenadier S.à r.l. to Latin America Investment S.à r.l.

D-1